As submitted to the Securities and Exchange Commission on February 17, 2025

Registration No.____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

POS Systems, INC.

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

14755 West Cameron Drive, Surprise, AZ 85379

(877) 457-6278

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Northwest Registered Agent, LLC.

401 Ryland St., STE 200-A, Reno, NV, 89502

(775) 401-6800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Robert Huston III, Esq.

10 Jetty Dr,

Corona del Mar, CA, 92625

Telephone: (949) 903-9757

2000	92-2063262
(SIC CODE)	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR FEBRUARY 17, 2025, SUBJECT TO COMPLETION

POS SYSTEMS, INC.

MAXIMUM OFFERING AMOUNT:

1,500,000 Units

This is our initial public offering (the “Offering”) of securities of POS Systems, Inc., a Nevada corporation (the “Company”). We are offering a maximum of 1,500,000 Units (the “Maximum Offering”) in a best effort, direct public offering, by our officers and directors for the Company and the Company’s management. Each Unit is comprised of three shares of common stock, par value $0.0001 (a “Common Stock”), and one Common Share purchase warrant (each whole warrant, a “Warrant”) to purchase one additional Common Share each (a “Warrant Share”) at an exercise price of $3.00 USD per Warrant Share, subject to certain adjustments, Expiring April 13, 2026. The Units are being offered at a purchase price of $5.00 USD per Unit on a “best efforts” basis. The minimum investment established for each investor is $500.00 unless such minimum is waived by the Company in its sole discretion.

Title of Each Class of Securities to be Qualified	Amount to be Qualified	Price to Public(1)	Underwriting Discount and Commissions(2)	Proceeds to the Company(3)
Units, each consisting of:
Three Common Shares and one Warrants	1,500,000	$5.00	$-	$7,500,000
Common Shares	4,500,000	$-	$-	$-
Warrants	1,500,000	$-	$-
Total Maximum Offering (3)		$7,500,000	$-	$-

1)	All amounts in this chart and circular are in U.S. dollars unless otherwise indicated.

(2)

The Units, the Common Shares and Warrants are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings and are only being issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment. The Total Maximum Offering amounts includes the aggregate price and future aggregate potential proceeds of $12,000,000 if all 1,500,000 Units are sold and all 1,500,000 Warrant Shares are issued upon exercise of the Warrants issued in the Offering.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” on page 15 of the offering circular for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

POS SYSTEMS, INC.

14755 West Cameron Drive

Surprise, AZ 85379

(877) 457-6278.

C/O Robert J. Huston III, Esq.

10 Jetty Drive

Corona del Mar, CA 92625

Telephone: (949) 903-9757

We hereby amend this offering circular (“Offering Circular”) on such date or dates as may be necessary to delay our effective date until this Offering circular shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

SUMMARY

Overview

POS Systems, Inc. was incorporated in the State of Nevada on January 31, 2023. The Company has developed a full suite of software for the restaurant and hospitality industries. POS Systems, Inc combines the operating business of Smile Button Enterprise LLC (DBA Restaurant Systems Pro) and the software licensed by Go Club LLC. More specifically, Go Club LLC co-founded Heard Holdings LLC with golf legend and successful business entrepreneur Tiger Woods. In November 2022 Go Club exited Heard with unrestricted ownership and ability to use the (Heard) developed software as it wishes. As a result, POS Systems, Inc. will offer a vertically integrated product suite in the hospitality space. Restaurant Systems Pro offers real time data to communicate with staff, maintain profit margin, control cost and create an efficient and effective management tool. POS System, Inc. technology vertically integrates the core needs of the hospitality sector while eliminating the need for any third-party solution. POS Systems, Inc. provides a one-stop solution fully integrated program with the ease of one platform saving the end-user countless dollars in unnecessary fees to numerous third-party vendors. In addition, POS Systems, Inc. collects data for financial reporting saving time, money and resources. By combining point-of-sale, front-of-house, back-of-house, management tools and customer-enabled technology, POS System, Inc enable’s clients to manage effectively, communicate with staff, react with real time information, communicate with customers, and thrive in an ever-changing marketplace. The platform combines point-of-sale, hardware, software, and payment processing. It eliminates the need for third-party integrations to help operators perform more efficiently and enhance service to the customer. The food industry is in the midst of a major evolution / revolution with the advent of new technology. It’s time to reinvent the Hospitality sector. From the use of analytics to track ingredients cost and labor to robotic chefs and 3D food printing; food tech is adapting and changing the way consumers purchase goods and operators manage their business. POS Systems, Inc. technology provides solutions to many challenges faced by the food industry. POS Systems, Inc., created an innovative platform that seeks to take advantage of new advancements and created a reporting POS system that’s more efficient, cost-effective, and consumer friendly. With our cutting-edge technology, POS System, Inc., can set the standard for the restaurant / hospitality sector “point of sale” information gathering systems allowing operators real time management of their business. Our company stands at the forefront of innovation in restaurant management technology, leveraging over 20+ years of expertise to empower restaurant owners with advanced tools designed to maximize profitability, optimize operations, and simplify management. Our industry-leading POS system integrates cutting-edge AI to support our clients in ways that set us apart in the market.

Advanced AI Capabilities for Enhanced Business Outcomes

Our POS system is uniquely equipped with AI-driven marketing intelligence, which provides actionable insights tailored to each restaurant’s needs. This AI functionality helps restaurants streamline their operations, enabling owners to reduce delivery costs, identify high-impact marketing opportunities, and maintain customer satisfaction at the highest levels. Beyond daily operations, we are pioneering financial solutions within our system, offering targeted financing options to support the growth of restaurants on our platform—helping ensure our clients’ success and stability.

Unmatched Industry Expertise and Proven Impact

Our software is built on a deep understanding of restaurant operations. We know what it takes to run a successful establishment in this competitive industry, and our solutions reflect that. Through our advanced systems and processes, we’ve consistently helped restaurant owners:

•Increase profitability by identifying and optimizing revenue channels.

•Achieve operational efficiency with tools that simplify complex tasks, reducing management hours and empowering ownership to focus on growth.

•Make data-driven decisions that maximize cost efficiency across all aspects of their business.

Our comprehensive approach and commitment to restaurant success create an unmatched level of support, enabling our clients to thrive while reducing the challenges and hours traditionally required.

The Company commenced operations in February 2023 by acquiring the operating company is Smilebutton Enterprises, LLC DBA Restaurant Systems Pro LLC and a license to white label Go Club LLC’s POS technology.

THE OFFERING

POS Systems, Inc., a Nevada corporation (herein referred to as “we,” “us,” “our,” and the “Company”) is primarily engaged in a vertically integrated product suite in the hospitality space.

We are offering a maximum of 1,500,000 Units (the “Maximum Offering”) in a best effort, direct public offering, by our officers and directors for the Company and the Company’s management. Each Unit is comprised of three share of common stock, par value $0.0001 (a “Common Stock”), and one Common Share purchase warrant (each whole warrant, a “Warrant”) to purchase one additional Common Share each (a “Warrant Share”) at an exercise price of $3.00 USD per Warrant Share, expiring April 13, 2026 exercise period following the date of issuance of the Warrant. The Units are being offered at a purchase price of $5.00 USD per Unit on a “best efforts” basis.

The minimum investment established for each investor is $500.00 unless such minimum is waived by the Company in its sole discretion. Shares offered by the Company will be sold through the Company’s executive officers and directors on a best-efforts basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular.

This Offering will terminate on the earlier of (i) one (1) year from the initial qualification date; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). This will be a continuous offering which commences within two calendar days after the qualification date, will be offered on a continuous basis, may continue to be offered for a period in excess of 30 days from the date of initial qualification, and will be offered in an amount that, at the time the offering statement is qualified, is reasonably expected to be offered and sold within one year from the initial qualification date. See “Description of Securities” beginning on page 48 for a discussion of certain items required by Item 14 of Part II of Form 1-A.

We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this offering circular (“Offering Circular”). We expect to commence the sale of the Units as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”).

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our Shares are not currently traded on any national securities exchange and is not quoted on any over-the-counter market. There is no guarantee that a trading market in our securities will be established.

This offering is being made pursuant to Tier 2 of Regulation A (Regulation A Plus), following the Form 1-A/A Offering Circular disclosure format for smaller reporting companies. We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”).

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY UNITS OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY UNITS IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “POS,” “we,” the “Company,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of our subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●

Our ability to effectively execute our business plan, including without limitation our ability to fully develop our business model, products and service offerings, and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

●	Our ability to compete, directly and indirectly, and succeed in our industry;

●	Our ability to respond and adapt to changes in technology and customer behaviour; and

●	Our ability to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Offering

Securities offered by us

A maximum of 1,500,000 units (the “Units”) at an offering price of $5.00 USD per Unit, each Unit being comprised of:

● three shares of common stock, $.0001 par value per shares (the “Common Shares”) of the Company; and

● One Common Share purchase warrants (each, “Warrant”) to purchase an additional Common Share each (a “Warrant Share”) at an exercise price of $3.00 USD per share, expiring April 13, 2026 exercise period the date of issuance of the Warrant, as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Common Stock outstanding before the Offering	17,908,567 Common Shares (based on number of Common Shares outstanding as of September 30, 2024).

Warrant Shares Offered:

A maximum of 1,500,000 Warrant Shares at an exercise price of $3.00 USD per Warrant Share, expiring April 13, 2026 exercise period following the date of issuance, if not called by the Company. The Company may call the warrant with a thirty (30) day written notice to the Warrant holder, as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Common Stock outstanding after the Offering	22,408,567 Common Shares, assuming exercise of none of the of the Warrants (based on number of Common Shares outstanding as of September 30, 2024).

Market for Common Stock

Our Shares are not currently traded on any national securities exchange and is not quoted on any over-the-counter market. There is no guarantee that a trading market in our securities will be established.

Offering

The Company intends for this to be a continuous offering which commence within two calendar days after the qualification date, will be offered on a continuous basis, may continue to be offered for a period in excess of 30 days from the date of initial qualification, and will be offered in an amount that, at the time the offering statement is qualified, is reasonably expected to be offered and sold within one year from the initial qualification date.

Minimum Investment	$500.00

THE COMPANY

Principal Business of the Company

POS Systems, Inc. was incorporated in the State of Nevada on January 31, 2023. The Company has developed a full suite of software for the restaurant and hospitality industries. POS Systems, Inc combines the operating business of Smile Button Enterprise LLC (DBA Restaurant Systems Pro) and the software licensed by Go Club LLC. More specifically, Go Club LLC co-founded Heard Holdings LLC with golf legend and successful business entrepreneur Tiger Woods. In November 2022 Go Club exited Heard with unrestricted ownership and ability to use the (Heard) developed software as it wishes. As a result, POS Systems, Inc. will offer a vertically integrated product suite in the hospitality space. Restaurant Systems Pro offers real time data to communicate with staff, maintain profit margin, control cost and create an efficient and effective management tool. POS System, Inc. technology vertically integrates the core needs of the hospitality sector while eliminating the need for any third-party solution. POS Systems, Inc. provides a one-stop solution fully integrated program with the ease of one platform saving the end-user countless dollars in unnecessary fees to numerous third-party vendors. In addition, POS Systems, Inc. collects data for financial reporting saving time, money and resources. By combining point-of-sale, front-of-house, back-of-house, management tools and customer-enabled technology, POS System, Inc enable’s clients to manage effectively, communicate with staff, react with real time information, communicate with customers, and thrive in an ever-changing marketplace. The platform combines point-of-sale, hardware, software, and payment processing. It eliminates the need for third-party integrations to help operators perform more efficiently and enhance service to the customer. The food industry is in the midst of a major evolution / revolution with the advent of new technology. It’s time to reinvent the Hospitality sector. From the use of analytics to track ingredients cost and labor to robotic chefs and 3D food printing; food tech is adapting and changing the way consumers purchase goods and operators manage their business. POS Systems, Inc. technology provides solutions to many challenges faced by the food industry. POS Systems, Inc., created an innovative platform that seeks to take advantage of new advancements and created a reporting POS system that’s more efficient, cost-effective, and consumer friendly. With our cutting-edge technology, POS System, Inc., can set the standard for the restaurant / hospitality sector “point of sale” information gathering systems allowing operators real time management of their business.

The Company commenced operations in February 2023 by acquiring the operating company Smilebutton LLC d/b/a Restaurant Systems Pro; and a license to white label Go Club LLC’s technology.

Description of the Business

POS Systems, Inc. Intends to be a leading provider of comprehensive restaurant management solutions, specializing in offering state-of-the-art Point of Sale (POS) software and related services. Our company is dedicated to assisting restaurant owners and operators in streamlining their operations, enhancing customer experiences, and maximizing profitability.

Our mission is to empower restaurants of all sizes with innovative technology and intuitive software solutions that optimize efficiency, increase productivity, and enable seamless management of various aspects of their businesses. With a focus on the United States market, we aim to be the go-to partner for restaurant owners seeking cutting-edge POS systems and comprehensive business management tools.

Key Features and Services:

1.Point of Sale (POS) Software: We have developed a robust and user-friendly POS software solution tailored specifically for the restaurant industry. Our software offers a wide range of features, including order management, table reservations, inventory tracking, employee management, reporting and analytics, and integrated payment processing. It provides a unified platform for efficient order processing, reducing errors, and enhancing overall customer satisfaction.

2.Inventory Management: Our software includes advanced inventory management capabilities, allowing restaurant owners to track inventory levels, automate reordering processes, and minimize wastage. With real-time data insights, our system enables accurate inventory forecasting and cost control, ensuring optimal stock levels and reducing unnecessary expenses.

3.Staff Management: Our software provides comprehensive tools for managing employees, including shift scheduling, time tracking, payroll integration, and performance analytics. Streamlining staff management processes helps restaurant owners optimize labor costs, improve staff efficiency, and ensure smooth operations during peak hours.

4.Reporting and Analytics: We offer robust reporting and analytics features that provide valuable insights into various aspects of restaurant operations. Owners can track sales performance, analyze customer preferences, monitor inventory turnover, and identify trends and patterns to make informed business decisions.

5.Integrated Payment Processing: Our POS software seamlessly integrates with leading payment processors, enabling secure and efficient payment transactions. This feature ensures faster payment processing, reduces errors, and enhances customer convenience.

As POS Systems, INC. expands its offerings to include Point of Sale Software, we remain committed to delivering exceptional customer service, ongoing technical support, and continuous software updates to meet the evolving needs of the restaurant industry. Incorporating new AI technology for effective and efficient management capabilities

Our Strategy – Business Plan

Business Plan:

1.Executive Summary: POS Systems, Inc. plans to be a leading provider of comprehensive restaurant management solutions, specializing in state-of-the-art Point of Sale (POS) software and related services. Our mission is to empower restaurants with innovative technology that optimizes efficiency, enhances customer experiences, and maximizes profitability. We aim to be the go-to partner for restaurant owners seeking cutting-edge POS systems and comprehensive business management tools.

2.Company Overview: POS Systems, INC. is a technology company focused on providing restaurants with intuitive and feature-rich POS software solutions. Our software streamlines operations, improves order processing, and enhances customer satisfaction. With our integrated suite of tools, restaurant owners can efficiently manage inventory, staff, and customer relationships.

3.Market Analysis: The restaurant industry is a significant contributor to the economy, and the demand for efficient management solutions is growing rapidly. By leveraging technological advancements and catering to the unique needs of the industry, POS Systems, INC. aims to capture a substantial share of the market. We will initially focus on the United States, which has a large and diverse restaurant market.

4.Competitive Advantage: POS Systems, INC. differentiates itself through its user-friendly interface, robust features, and dedicated customer support. Our software is designed to be intuitive and accessible, catering to restaurant owners of all technical backgrounds. We prioritize customer satisfaction by offering personalized assistance, timely troubleshooting, and continuous software enhancements.

5.Marketing and Sales Strategy: To reach our target market, we will implement a multi-channel marketing strategy. This will include digital advertising, content marketing, attending industry events, and partnering with industry influencers. We will establish strategic alliances with POS hardware providers and seek referrals from satisfied customers. Our sales team will focus on building relationships with restaurant owners, demonstrating the value of our software, and providing customized solutions.

6.Financial Projections: POS Systems, INC. projects steady revenue growth over the next three years. Our revenue streams will primarily come from software sales, recurring subscriptions, and value-added services. We will carefully manage expenses, investing in research and development, sales and marketing efforts, and customer support infrastructure to ensure sustainable growth.

Conclusion: POS Systems, INC. is poised to revolutionize the restaurant management landscape with our innovative POS software and exceptional customer service. By leveraging our industry expertise, cutting-edge AI technology, and commitment to customer success, we anticipate significant growth and market leadership in the restaurant management solutions sector.

Our Products

Products and Services: Our flagship product is our advanced POS software, which offers a comprehensive suite of features tailored specifically for the restaurant industry. In addition to order management and payment processing, our software includes inventory management, staff scheduling, reporting and analytics, and customer relationship management tools. We also provide ongoing technical support and software updates to ensure our customers’ success.

Competition:

ePOS Now

Lightspeed

Brilliant POS

Touch Bristro Revel data

Korona POS

Rain POS

Lavu

Slice

Square Up

Shopify

Toast Inc

Hunger Rush

The market for Internet, software and applications-based social and mobile platforms is extremely competitive both in terms of available product offerings and the extent and size of industry participants. Competition for brand and product recognition in this industry is extremely intense with respect to price, service, location, concept, and the type and quality of product and accessibility. Moreover, the Company is competing directly with numerous regional, national and international businesses, a considerable number of which possess significantly greater brand recognition, market share and financial, managerial, and marketing resources. The most significant challenges facing the Company are from other platform developers and the developing market for social and mobile platforms.

Intellectual Property

The company holds proprietary intellectual property developed over the years to address critical needs in the restaurant industry. This intellectual property forms the backbone of our innovative solutions, designed to enhance operational efficiency, reduce costs, and improve management processes. Our key intellectual properties include:

1.Proprietary Restaurant Management Software

•A suite of software tools specifically tailored to the unique needs of restaurants. These tools focus on operational efficiencies, cost-saving measures, and simplified management, allowing operators to focus on growth and profitability.

2.AI-Driven Accounting Software

•A custom-built accounting platform integrated with our POS system. Leveraging artificial intelligence, this software provides rapid, accurate, and efficient accounting solutions, reducing manual effort and increasing cost efficiency for restaurant operators.

3.Trademarks and Proprietary Technology

•The company’s software systems and associated trademarks are proprietary and exclusive to our organization, providing us with a competitive advantage in the marketplace. These assets safeguard the unique features and branding of our solutions.

4.Industry-Focused Development Process

•We engage in structured, offsite quarterly meetings with industry professionals to identify challenges within the restaurant sector. These sessions drive innovation by creating actionable, real-world solutions that directly address the needs of our customers.

By combining proprietary technology, AI-driven solutions, and a development process rooted in industry collaboration, the company has established a robust portfolio of intellectual property. These assets are critical to our strategic objectives and market differentiation.

Market:

The restaurant industry is a dynamic and vibrant sector of the economy generating one trillion dollars in revenues, offering a wide range of opportunities for POS Systems, INC.’s comprehensive restaurant management solutions. By understanding the market landscape, trends, and target audience, we can position ourselves strategically for success.

1.Market Size and Growth: The United States restaurant industry is a significant contributor to the economy, with a vast market size that continues to grow. According to industry reports, the restaurant market revenue reached $899 billion in 2021, and it is projected to grow at a compound annual growth rate (CAGR) of 4.5% from 2022 to 2027. This growth is driven by factors such as increased consumer spending, changing dining habits, and technological advancements.

2.Target Audience: POS Systems, INC. ‘s target audience comprises a diverse range of restaurant owners and operators across the United States. This includes independent restaurants, small and medium-sized restaurant chains, quick-service restaurants, casual dining establishments, and fine dining establishments. Our solutions cater to a broad spectrum of dining establishments, enabling us to address the needs of a wide range of customers.

3.Market Trends and Drivers:

a. Technology Adoption: The restaurant industry is increasingly embracing technology to streamline operations, enhance efficiency, and improve customer experiences. POS software, inventory management systems, and integrated solutions are becoming essential tools for restaurant owners.

b. Online Ordering and Delivery: The rise of online food delivery platforms and the growing demand for convenient ordering options have created opportunities for POS software integration and seamless order management.

c. Data-Driven Insights: Restaurants are leveraging data analytics to gain valuable insights into customer preferences, optimize menu offerings, and improve operational efficiency. Our reporting and analytics tools cater to this growing need.

d. Contactless Payments: The COVID-19 pandemic has accelerated the adoption of contactless payment solutions, emphasizing the importance of integrated payment processing within POS systems.

4.Competitive Landscape: While the restaurant management solutions market is competitive, POS Systems, INC. can differentiate itself through its comprehensive feature set, user-friendly interface, and dedicated customer support. Our emphasis on the unique needs of the restaurant industry, ongoing software updates, and personalized assistance will position us as a preferred choice for restaurant owners seeking robust POS software solutions.

5.Marketing and Sales Strategy: To capture market share, our marketing and sales strategy will focus on targeted digital advertising campaigns, content marketing, industry events, strategic partnerships with POS hardware providers, and leveraging positive customer testimonials. By showcasing the benefits and value of our solutions, we aim to build strong brand awareness and establish relationships with key decision-makers in the restaurant industry.

Conclusion: POS Systems, INC. operates in a thriving market with significant growth potential. The restaurant industry’s increasing reliance on technology, coupled with the evolving needs of restaurant owners, presents us with ample opportunities to provide innovative and tailored restaurant management solutions. By understanding the market landscape and staying attuned to industry trends, we can position ourselves as a leading provider of POS software and related services in the United States.

Employees, Specialized Skill and Knowledge

As of the date of this Offering Circular, we have 26 employees. Our operations are managed by our directors and officers. Our directors and officers possess a wide range of professional skills that are relevant to pursuing and executing our business strategy. These skills include strong technical skills, expertise in planning and financial controls, ability to execute on business development opportunities, capital markets expertise and entrepreneurial experiences which will allow us to effectively identify, evaluate and execute on value-added initiatives.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this offering circular before deciding whether to invest in shares of Company’s Common Stock. If any of the following risks occur, our business, financial condition or operating results could be harmed. In that case, you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the investment of Common Stock. You should purchase our Common Stock only if you can afford a complete loss of your investment. You should consider all the risks before buying Company’s Common Stock, which may include:

RISKS RELATED TO OUR BUSINESS:

WE HAVE LIMITED OPERATING HISTORY, OUR FINANCIAL POSITION IS NOT ROBUST, AND WE LACK PROFITABLE OPERATIONS TO DATE.

POS has incurred net losses since inception due mainly to software development cost and may continue to incur net losses while it builds its business and as such it may not achieve or maintain profitability. The Company’s limited operating history makes it difficult to evaluate its business and prospects, and there is no assurance that the business of the Company will grow or that it will become profitable. the Company is subject to the uncertainties and risks associated with any new business. There can be no assurance that the Company will ever be able to achieve profitability at all or on a substantial basis.

POS has been in existence since 2023. Because of our limited operating history, it is difficult to extrapolate any meaningful projections about the Company’s future.

Our competitors are significantly better funded than we are. This could prove detrimental in that we may not have the funds with which to procure a sufficient supply of product to meet demand at some point. Our competitors could engage in predatory pricing or other tactics in an attempt to eliminate our market share. The Company has incurred net losses since inception and may continue to incur net losses while it builds its business, and as such it may not achieve or maintain profitability.

WE MAY NOT BE SUCCESSFUL IN INCREASING OUR BRAND AWARENESS WHICH WOULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Our future success will depend, in part, on our ability to increase brand awareness of our website and the products and services we offer. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially adversely affected. In order to build brand awareness, we must succeed in our marketing efforts, provide high quality products and services and increase traffic to our website. We intend to spend a significant portion of the proceeds of this offering to expand our marketing efforts as part of our brand-building efforts. These efforts may not be successful which could have an adverse effect on our business, results of operations and financial condition.

ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL

Although this Offering is considered to be of a size which will assist the Company in achieving its goals, additional funding may be required for the Company to achieve its long-term objectives. No assurance can be given that all or a significant portion of this Offering will be sold or that there will be no change in the Company’s operations that would consume available resources more rapidly than anticipated. To the extent the Company’s capital resources are insufficient to meet current or planned operating requirements, the Company will seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, licensees and others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. No assurance can be given that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay or terminate expenditures for certain of its programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which would have a material adverse effect on the Company.

See “Use of Proceeds”.

DEPENDENCE ON OTHERS

The Company’s strategy for development and commercialization of certain of its products entails entering into various arrangements with corporate partners, licensees, agents and others, and upon the subsequent success of its partners, licensees, agents and others. These arrangements may require the Company to transfer certain material rights to such corporate partners, licensees, agents and others. In the event the Company decides to license or sublicense certain of its commercial rights or AI technology, there can be no assurance such arrangements will not result in reduced product revenue to the Company. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements.

LACK OF SALES AND MARKETING CAPABILITIES

There can be no assurance that the Company will be successful in establishing a sales force or relationships with others to market and distribute its products.

DEPENDENCE ON MANAGEMENT

The business of the Company is dependent upon the continuing services of the Chairman of its Board of Directors, its President and its management. The unavailability or loss of the services of any of them would be detrimental for the development of the Company’s business and it would adversely affect the conduct of the Company’s business. Numerous events could occur that might make any of their services unavailable.

Investors must rely upon the ability of management to compete successfully in the business in which the issuer is presently engaged and in which it proposes to undertake as described in this Memorandum. The business of the Issuer is dependent upon the active participation of certain key officers and employees and also upon the Issuer’s ability to attract additional experienced personnel who may be required to contribute technical and marketing advice and direction to achieve its objectives.

DISTRIBUTION RISK

The Company’s ultimate success in selling its products will be largely dependent upon the strength of its marketing activities and distribution network. Management’s ability to develop an effective marketing program and distribution network will require that the Company have sales managers and representatives capable of executing the Company’s plan. The Company must attract effective salespeople in order to attain a significant market penetration to achieve its business objectives.

WE FACE RISKS ASSOCIATED WITH THE EXPANSION OF OUR OPERATIONS:

THE SOFTWARE INDUSTRY IS HIGHLY COMPETITIVE, WE EXPECT TO FACE INCREASED COMPETITION AS NEW AND EXISTING COMPETITORS INTRODUCE COMPETING PRODUCTS, WHICH COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS AND MARKET SHARE.

Most of our competitors have greater name recognition, as well as greater financial resources than those available to us. If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized. There is a risk that new products may be developed by other companies which may be more desirable than any products developed and marketed by the Company. There may also be market resistance to the acceptance of any product or products developed by the Company. In addition, Company’s products, present and future, may not be able to be marketed at a profit. The Company does not have a proven history of earnings performance.

WE ARE DEPENDENT UPON THIRD PARTY SUPPLIERS OF OUR RAW MATERIALS

We are dependent on outside vendors for our supplies of raw materials. While we believe that there are numerous sources of supply available, if the third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products would be materially adversely affected.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO FACTORS THAT ARE DIFFICULT TO FORECAST AND NOT WITHIN OUR CONTROL

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance:

•our ability to satisfy consumer demands in a timely and cost-effective manner;

•pricing and availability of labor and materials

•our inability to adjust certain fixed costs and expenses for changes in demand;

•seasonal fluctuations in demand and our revenue; and

•disruption in component supply from foreign and or domestic vendors.

IF WE ARE UNABLE TO MANAGE ANY FUTURE GROWTH EFFECTIVELY, OUR PROFITABILITY AND LIQUIDITY COULD BE ADVERSELY AFFECTED

Our ability to achieve our desired growth depends on our execution in functional areas such as management, sales and marketing, and general administration and operations. To manage any future growth, we must continue to improve our distribution, operational and financial processes, and systems and expand, train, and manage our employee base. If we are unable to manage our growth effectively, our business and results of operations could be adversely affected.

WE MAY BE SUBJECT TO LEGAL CLAIMS AGAINST US OR CLAIMS BY US WHICH COULD HAVE A SIGNIFICANT IMPACT ON OUR RESULTING FINANCIAL PERFORMANCE

At any given time, we may be subject to litigation, the disposition of which may harm our business, financial condition, or results of operation. Such claims include but are not limited to and may arise from product liability and related claims if any of the products that we sell are faulty or contains defects in materials or design. We may be subject to patent infringement claims from our products. Also, we may be subject to claims by our lenders, claims for rent, and claims from our vendors on our accounts payable; and although we have been able to obtain understandings with the foregoing and have informal forbearance agreements from those parties, one or more of them may elect to commence collection proceedings which could result in judgments against us and have a significant negative impact on our operations.

SECURITY BREACHES COULD HARM THE COMPANY’S BUSINESS.

Security breaches have become more prevalent in the technology and mobile application industries. The Company believes that it takes reasonable steps to protect the security, integrity and confidentiality of the information the Company collects, uses, stores and discloses, but there is no guarantee that inadvertent (e.g., software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized data access or use will not occur despite the Company’s efforts.

Although the Company has not experienced any material security breaches to date, the Company may in the future experience attempts to disable the Company’s systems or to breach the security of the Company’s systems. Techniques used to obtain unauthorized access to personal information, confidential information and/or the systems on which such information are stored and/or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, the Company may be unable to anticipate these techniques or to implement adequate preventative measures.

If an actual or perceived security breach occurs, the market perception of the Company’s security measures could be harmed, and the Company could lose sales and customers and/or suffer other negative consequences to the Company’s business. A security breach could adversely affect the user experience and cause the loss or corruption of data, which could harm the Company’s business, financial condition and operating results. Any failure to maintain the security of the Company’s infrastructure could result in loss of personal information and/or other confidential information, damage to the Company’s reputation and customer relationships, early termination of the Company’s contracts and other business losses, indemnification of the Company’s customers, financial penalties, litigation, regulatory investigations and other significant liabilities the losses from which may exceed its insurance coverage. Further, certain incidents that the Company can experience may not be covered by the insurance that they carry.

Moreover, if a high-profile security breach occurs with respect to the Company or another mobile application company, the Company’s customers and potential customers may lose trust in the security of the Company’s business model generally, which could adversely impact the Company’s ability to retain existing customers or attract new ones.

UNFORESEEN “BUGS” OR ERRORS IN THE COMPANY’S MOBILE APPLICATIONS COULD HARM THE COMPANY’S BRAND, WHICH COULD HARM THE COMPANY’S OPERATING RESULTS.

Our applications may in the future be found to contain errors or “bugs” that are not detected until after they are broadly released. Any such errors could harm the overall user experience for the Company’s users. Additionally, the company may package its technology in an application program interface (“API”) or software development kit (“SDK”), which may be utilized in other applications or websites, in the future. Any such errors could harm the overall user experience as well as users of other applications utilizing our software development kit (“SDK”) add-on, which could cause users to reduce their app usage time or in app purchases, discontinue accessing and/or using the applications altogether, or not recommend those applications. Such errors could also result in the Company’s and other third-party applications utilizing the SDK being non-compliant with applicable laws or create legal liability. Resolving such errors could also disrupt the Company’s operations, cause the Company to divert resources from other projects, or harm its operating results.

UNFORESEEN INTEGRATION ISSUES WITH CLIENTS’ CURRENT TECHNOLOGY PARTNERS COULD MATERIALLY IMPACT THE COMPANY’S ABILITY TO GENERATE BUSINESS AND REVENUES.

Many of the potential clients of the company currently contract with various technology partners for services including but not limited to accounting, point of sale (POS), and dining, event, and tee time reservation booking. These technology partners may not agree to integrate with the Go Club Mobile Application, which would materially impact the product and the ease of use for both the club client as well as the end user.

THE LAWS AND REGULATIONS CONCERNING DATA PRIVACY AND DATA SECURITY ARE CONTINUALLY EVOLVING; ACTUAL OR PERCEIVED FAILURE TO COMPLY WITH THESE LAWS AND REGULATIONS BY THE COMPANY OR A DISTRIBUTION PLATFORM COULD HARM THE COMPANY’S BUSINESS.

Users can access the Company’s applications on mobile devices. The Company collects and stores significant amounts of information about its users—both personally identifying and non-personally identifying information. The Company is subject to laws from a variety of jurisdictions regarding privacy and the protection of this user information. For example, the European Union (EU) has traditionally taken a broader view than the United States and certain other jurisdictions as to what is considered personal information and has imposed greater obligations under data privacy regulations. The U.S. Children’s Online Privacy Protection Act (COPPA) also regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of the Company’s applications are directed at children under 13 years of age, if COPPA were to apply to the Company, failure to comply with COPPA may increase the Company’s costs, subject it to expensive and distracting government investigations and could result in substantial fines.

Data privacy protection laws are rapidly changing and likely will continue to do so for the foreseeable future. The U.S. government, including the Federal Trade Commission and the Department of Commerce, is continuing to review the need for greater regulation over the collection of personal information and information about consumer behavior on the Internet and on mobile devices and the EU has proposed reforms to its existing data protection legal framework. Various government and consumer agencies worldwide have also called for new regulation and changes in industry practices. In addition, in some cases, the Company is dependent upon the platform providers to solicit, collect and provide the Company with information regarding the Company’s users that is necessary for compliance with these various types of regulations.

User interaction with the Company’s applications is subject to the Company’s privacy policy and terms of service. If the Company fails to comply with the posted privacy policy or terms of service or if the Company fails to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against the Company by governmental authorities or others, which could result in fines or judgments against the Company, damage to the Company’s reputation, impact its financial condition and harm its business. If regulators, the media or consumers raise any concerns about the Company’s privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against the Company, damage the Company’s reputation, and negatively impact its financial condition and damage its business.

IF THE COMPANY FAILS TO MAINTAIN ITS BRAND OR FURTHER DEVELOP WIDESPREAD BRAND AWARENESS COST-EFFECTIVELY, THE COMPANY’S BUSINESS MAY SUFFER.

The Company believes that developing and maintaining widespread awareness of its brand in a cost-effective manner is critical to achieving widespread acceptance of its mobile applications and attracting new users. Brand promotion activities may not generate consumer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses the Company incurs in building its brand. In addition, the Company’s brand can be harmed if the Company experiences adverse publicity for its applications for any reason, including due to “bugs,” outages, security breaches or violations of laws. If the Company fails to successfully promote and maintain the Company’s brand, or incur substantial expenses, the Company may fail to attract or retain customers necessary to realize a sufficient return on the brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of the Company’s applications.

THE COMPANY’S GROWTH PROSPECTS WILL SUFFER IF THE COMPANY IS UNABLE TO DEVELOP SUCCESSFUL APPLICATIONS FOR MOBILE PLATFORMS.

The Company partner GO Club LLC has experience developing applications for mobile platforms. The Company expects to devote substantial resources to the ongoing development and exploitation of its mobile applications, and its limited experience makes it difficult to know whether the Company will succeed in developing such applications that appeal to paying users or advertisers. The uncertainties the Company faces include: 1) limited experience working with wireless carriers, mobile platform providers and other partners whose cooperation the Company may need in order to be successful; 2) difficulty in developing applications for mobile platforms that a sufficient number of users will pay for; 2) delays or failures to develop or evolve our software, and 4) the need to move beyond payment methods provided by social networks and successfully allow for a variety of payment methods and systems based on the mobile platform, geographies and other factors. These and other uncertainties make it difficult to know whether the Company will succeed in developing commercially viable applications for mobile. If the Company fails in doing so, the Company’s growth prospects will suffer.

If the Company loses the services of its founder’s or other members of its senior management team, the Company may not be able to execute its business strategy.

The Company’s success depends in a large part upon the continued service of the Company’s senior management team. In particular, the Company’s founders, Chris Langbein & Fred Langley are critical to the Company’s vision, strategic direction, culture, products and technology. The loss of the Company’s founders, even temporarily, or any other member of senior management would harm the Company’s business.

RISKS RELATED TO OUR SECURITIES:

WE ARE DEPENDENT UPON MARKET ACCEPTANCE

The exact effect of these factors cannot be accurately predicted, and any combination of these factors may result in the Company (and the Investor) receiving an inadequate return on invested capital.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight and the adoption of a Code of Ethics. Our Board of Directors expects to adopt a Code of Ethics at its next Board meeting. The Company has not adopted exchange-mandated corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROL OVER FINANCIAL REPORTING.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the SEC has adopted rules requiring public companies to include a report of management on the Company’s internal control over financial reporting in its annual reports. While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequately. In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

WE HAVE A LARGE NUMBER OF AUTHORIZED BUT UNISSUED SHARES OF OUR COMMON STOCK.

We have approximately 132,091,433 authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

DUE TO THE LACK OF A TRADING MARKET FOR OUR SECURITIES, YOU MAY HAVE DIFFICULTY SELLING ANY SHARES YOU PURCHASE IN THIS OFFERING.

We are not registered on any market or public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following the completion of the offering and apply to have the shares quoted on the OTCQB. The OTCQB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. The OTCQB is not an issuer listing services, market or exchange. Although the OTCQB does not have any listing requirements per se, to be eligible for quotation on the OTCQB, issuers must remain current in their filings with the SEC or applicable regulatory authority. If we are not able to pay the expenses associated with our reporting obligations, we will not be able to apply for quotation on the OTCQB. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCQB that become delinquent in their required filings will be removed following a 30-to-60-day grace period if they do not make their required filing during that time. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. As of the date of this filing, there have been no discussions or understandings between the Company and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

THE MARKET VALUATION OF OUR BUSINESS MAY FLUCTUATE DUE TO FACTORS BEYOND OUR CONTROL AND THE VALUE OF YOUR INVESTMENT MAY FLUCTUATE CORRESPONDINGLY.

The market valuation of emerging growth companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

i.	changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our stock;

ii.	fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;

iii.	changes in market valuations of similar companies;

iv.	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

v.	variations in our quarterly operating results;

vi.	fluctuations in related commodities prices; and

vii.	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK.

We have never paid cash dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future. Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

WE WILL INCUR SIGNIFICANT INCREASED EXPENSES AND ADMINISTRATIVE BURDENS AS A PUBLIC COMPANY, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We will face increased legal, accounting, administrative and other costs and expenses as a reporting company under Regulation A. The Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming.

THE OFFERING

REGULATION A+

We are offering our Common Stock Units pursuant to recently adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer of up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semi-annual, and current event reports with the Securities and Exchange Commission after the qualification of the offering statement of which this Offering Circular forms a part.

THE OFFERING

Issuer:	POS Systems, Inc.

Securities offered by us

A maximum of 1,500,000 units (the “Units”) at an offering price of $5.00 USD per Unit, each Unit being comprised of:

● Three shares of common stock, $.0001 par value per shares (the “Common Shares”) of the Company; and

● One Common Share purchase warrant (each, “Warrant”) to purchase one additional Common Share each (a “Warrant Share”) at an exercise price of $3.00 USD per share, expiring April 13, 2026; exercise period following the date of issuance of the Warrant, as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Common Stock outstanding before the Offering	17,908,567 Common Shares (based on number of Common Shares outstanding as of September 30, 2024).

Warrant Shares Offered:	A maximum of 1,500,000 Warrant Shares at an exercise price of $3.00 USD per Warrant Share, expiring April 13, 2026 as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Common Shares to be Outstanding after the Offering:	22,408,567

Price per Unit:	Five Dollar ($5.00) USD.

Price per Warrant Share	$3.00 USD, subject to customary adjustments as described in the form of Warrant Agreement included as Exhibit 4.2 hereto

Maximum Offering:

1,500,000 Units, at an offering price of $5.00 USD per Unit, for total gross proceeds of up to $7,500,000 USD (excluding the exercise of the Warrants to purchase 1,500,000 Warrant Shares with an exercise price of $3.00 USD per Warrant Share, subject to customary adjustments).

Use of Proceeds:

If we sell all the Units being offered and all of Warrant Shares are exercised, our net proceeds (after our estimated commissions, if any, but excluding our estimated Offering expenses and commissions) will be approximately $11,700,000. We will use these net proceeds for our operations, expenses associated with the marketing and advertising of the Offering, working capital, project build out of the resort and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

As of September 30, 2024, 17,908,567 shares of common stock, $.0001 par value per share, were issued and outstanding out of the 150,000,000 shares of common stock authorized. There are no shares of preferred stock authorized.

State the dates on which the Company sold or otherwise issued securities during the last 12 months, the amount of such securities sold, the number of persons to whom they were sold, and relationship of such persons to the Company at the time of sale, the price at which they were sold and, if not sold for cash, a concise description of the consideration. (Exclude bank debt.)

Unregistered Sales of Equity Securities

Since inception, the Company sold 5,902,567 shares of common stock, with warrants to purchase an additional 44,568,035 shares, all pursuant to Rule 506(b) of Regulation D. The company raised approx. $3,100,000 in exchange for these shares.

NAME	AMOUNT INVESTED	DATE INVESTED	SHARES	WARRANTS
Andrew Pilato	$10,000.00	5/1/2023	20,000	40,000
Arianna Phrakornkham	$10,000.00	2/14/2023	20,000	40,000
Blaine Walker	$50,000.00	5/9/2023	100,000	200,000
Charles Pritchard	$25,000.00	5/3/2023	50,000	100,000
Doug Cunningham	$25,000.00	5/25/2023	50,000	100,000
Douglas C. Turbush	$25,000.00	5/17/2023	50,000	100,000
Eric House	$25,000.00	6/2/2023	50,000	100,000
Hersh Holdings LLC	$12,500.00	6/15/2023	25,000	50,000
Jack Bookout	$10,000.00	2/27/2023	20,000	40,000
Jeremy Dan& Heather Waller	$50,000.00	5/10/2023	100,000	200,000
Jose & Karina Corona	$110,000.00	6/13/2023	220,000	440,000
Kay L Jones	$25,000.00	5/5/2023	50,000	100,000
Kelly & Sandra House Family Trust	$25,000.00	6/2/2023	50,000	100,000
Lucas Bevans	$25,000.00	5/24/2023	50,000	100,000
Matthew & Kristin Hayward	$35,000.00	5/25/2023	70,000	140,000
Matthew Tong	$25,000.00	6/1/2023	50,000	100,000
Mitchell Walker	$12,500.00	6/14/2023	25,000	50,000
Picosos LBK Milwaukee Ave., LLC	$50,000.00	5/10/2023	100,000	200,000
Ralph and Laura Lewis	$25,000	7/6/2023	50,000	100,000
Rufus Pritchard III	$25,000.00	5/11/2023	50,000	100,000
Rufus Pritchard Jr.	$150,000.00	5/11/2023	300,000	600,000
Shirley E Villa	$50,000.00	5/25/2023	100,000	200,000
The Albert S. Randa II revocable trust	$250,000.00	6/9/2023	500,000	1,000,000
Vila & Peter Thawnghmung	$50,000.00	6/12/2023	100,000	200,000

Issuer Purchases of Equity Securities

There were no repurchases of shares of the Company’s common stock during the year ended December 31, 2023.

USE OF PROCEEDS

We will use our best efforts to raise a maximum of $7,500,000 for the Company in this offering, including the exercise of the Warrants. We are requiring no minimum offering proceeds threshold. The table below summarizes how we will utilize the proceeds of this offering, including if the Company raises less than the full amount expected ($7,500,000). The actual amount of proceeds realized may differ from the amounts summarized below (1). In order to successfully carry out our stated goals, the Company would need $3,000,000 including capital raised in this offering. We anticipate incurring up to $100,000 in offering expenses, including platform fees (other than sales commissions), SEC reporting and compliance, and to maintain our general and administrative functions over the next twelve months. If we don’t raise sufficient proceeds in this offering or generate sufficient revenue, our working capital goal may not be met. Furthermore, without sufficient proceeds from this offering or the generation of sufficient revenue, some of our other expenses, including advertising and marketing, website design, and operating and equipment may not be incurred or undertaken. While the Company hopes to secure sufficient funds in the Offering described herein, there is no minimum offering amount. If we cannot obtain needed funds, we may be forced to curtail or cease our activities altogether.

The following table sets forth the use of the proceeds from this offering for the sale of the 1,500,000 Units, without the exercise of the Warrants:

If 100% of Shares are sold.	100%	$7,500,000
Category	Amount	Allocation
Offering Expenses	$100,000	1.4%
Product Development	$2,100,000	30.0%
Marketing and Sales	$1,800,000	18.6%
Operational Infrastructure	$700,000	10.0%
Talent Acquisition	$350,000	5.0%
Customer Support and Service	$1,300,000	18.6%
Regulatory and Compliance	$350,000	5.0%
Research and Development	$350,000	5.0%
Capital Lending and Credit Card	$100,000	1.4%
General and Administrative	$350,000	5.0%
Total	$7,000,000	100.0%

If 75% of Shares are sold.	75%	$5,250,000
Category	Amount	Allocation
Offering Expenses	$100,000	1.9%
Product Development	$1,575,000	30.0%
Marketing and Sales	$950,000	18.1%
Operational Infrastructure	$525,000	10.0%
Talent Acquisition	$262,500	5.0%
Customer Support and Service	$975,000	18.6%
Regulatory and Compliance	$262,500	5.0%
Research and Development	$262,500	5.0%
Capital Lending and Credit Card	$75,000	1.4%
General and Administrative	$262,500	5.0%
Total	$5,250,000	100.0%

If 50% of Shares are sold.	50%	$3,500,000
Category	Amount	Allocation
Offering Expenses	$100,000	2.9%
Product Development	$1,050,000	30.0%
Marketing and Sales	$600,000	17.1%
Operational Infrastructure	$350,000	10.0%
Talent Acquisition	$175,000	5.0%
Customer Support and Service	$650,000	18.6%
Regulatory and Compliance	$175,000	5.0%
Research and Development	$175,000	5.0%
Capital Lending and Credit Card	$50,000	1.4%
General and Administrative	$175,000	5.0%
Total	$3,500,000	100.0%

If 25% of Shares are sold.	25%	$1,750,000
Category	Amount	Allocation
Offering Expenses	$100,000	5.7%
Product Development	$525,000	30.0%
Marketing and Sales	$250,000	14.3%
Operational Infrastructure	$175,000	10.0%
Talent Acquisition	$87,500	5.0%
Customer Support and Service	$325,000	18.6%
Regulatory and Compliance	$87,500	5.0%
Research and Development	$87,500	5.0%
Capital Lending and Credit Card	$25,000	1.4%
General and Administrative	$87,500	5.0%
Total	$1,750,000	100.0%

WARRANTS

In the event the Warrants are exercised, and the Company receives up to an additional $4,500,000 in gross funding, it would be used as follows:

Acquisitions, marketing, executive search, technology, programming, investment capital

Note: After reviewing the portion of the offering allocated to the payment of offering expenses, and to the immediate payment to management and promoters of any fees, reimbursements, past salaries or similar payments, a potential investor should consider whether the remaining portion of his investment, which would be that part available for future development of the Company’s business and operations, would be adequate.

No assets are planned to be acquired from officers, directors, employees or principal stockholders of the Company or their associates.

The Company plans to build up its executive team, support staff and skilled labour with its Salaries & Operating budget and seek acquisition targets.

The Company has sustained operating losses since inception, and it has been dependent upon limited private lending to provide enough working capital to finance its operations. Management believes that it can continue to raise debt and equity financing to support its operations. The Company’s ability to continue in existence is dependent upon developing additional sources of capital and/or achieving profitable operations.

The proceeds from this offering would satisfy the Company’s cash requirements for the next 36 months, if realized in full. There is no assurance that we will sell all of the Units, if at all.

We may raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, the amount of proceeds received from the exercise of the Warrants, and the amount of cash generated through our existing strategic collaborations and any additional strategic collaborations into which we may enter.

DETERMINATION OF OFFERING PRICE

The price of the shares was determined by the Company and its advisors using their own criteria.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

On September 30, 2024 there were an aggregate of 17,908,567 shares of Company Common Stock issued and outstanding.

Our net tangible book value as of September, 30 2024, was ($132,428) or ($0.01) per outstanding share of our Common Stock, based on 17,908,567 outstanding shares of Common Stock at September, 30, 2024. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the maximum 4,500,000 shares of Common Stock in this Offering at the public offering price of $1.67 per share, after deducting approximately $500,000 in maximum sales commissions and other offering expenses payable by us, our pro forma as adjusted net tangible book value would have been approximately $6,867,572 ($0.31 per share) as at September 30, 2024. This amount represents an immediate increase in pro forma net tangible book value of $0.31 per share to our existing stockholders at the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately ($1.36) per share to new investors purchasing shares of Common Stock in this Offering at a price of $1.67 per share.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated maximum offering expenses and sales commission of $500,000):

Gross Funding Level	$7,500,000	$5,625,000	$3,750,000	$1,875,000
Offering Price	$1.67	$1.67	$1.67	$1.67
Less commission	$500,000	$375,000	$250,000	$125,000
Pro forma net tangible book value per Common Stock share before the Offering	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Increase per common share attributable to investors in this Offering	$0.31	$0.25	$0.17	$0.08
Pro forma net tangible book value per Common Stock share after the Offering	$0.31	$0.24	$0.17	$0.08
Dilution to investors	$1.36	$1.42	$1.50	$1.58
Dilution as a percentage of Offering Price	81.61%	85.57%	89.98%	94.90%

The following tables set forth, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering, the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the respective percentages applicable to such purchased shares and consideration paid based on an average price of $0.45 per share paid by existing stockholders and $1.67 per share paid by investors in this Offering.

	Average	Shares		Total
	Price	Purchased		Consideration
	Per Share	Number	Percentage	Gross Amount	Percentage

100%
Existing stockholders	$0.45	17,908,567	79.92%	$8,118,198	51.98%
New Investors	$1.67	4,500,000	20.08%	$7,500,000	48.02%
Total		22,408,567	100.00%	$15,618,198	100.00%

75%
Existing stockholders	$0.45	17,908,567	84.14%	$8,118,198	59.07%
New Investors	$1.67	3,375,000	15.86%	$5,625,000	40.93%
Total		21,283,567	100.00%	$13,743,198	100.00%

50%
Existing stockholders	$0.45	17,908,567	88.84%	$8,118,198	68.40%
New Investors	$1.67	2,250,000	11.16%	$3,750,000	31.60%
Total		20,158,567	100.00%	$11,868,198	100.00%

25%
Existing stockholders	$0.45	17,908,567	94.09%	$8,118,198	81.24%
New Investors	$1.67	1,125,000	5.91%	$1,875,000	18.76%
Total		19,033,567	100.00%	$9,993,198	100.00%

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) should be read in conjunction with financial statements of POS from inception through September 30, 2024, and the notes thereto. Additional information relating to POS is available at www.POS.com.

Safe Harbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend, and similar expressions to the extent they relate to POS or its management. These forward-looking statements are not facts, promises, or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance, or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products, and litigation, as well as the matters discussed in POS’s MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. POS disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company’s expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Results of Operations

Revenue

The following is a comparative discussion of our results of operations for the Year Ended December 31, 2023 and 2022:

	For the Years Ended
	December 31,
	2023	2022	Change
Revenue	$2,471,480	$2,547,530	$(76,050)	(3)%
Operating expenses
Personnel expenses	1,616,315	1,601,582	14,733	1%
General and administrative	2,275,614	1,200,336	1,075,278	90%
Total operating expenses	3,891,929	2,801,918	1,090,011	39%
Loss from operations	(1,420,449)	(254,388)	(1,166,061)	(458)%

Other income, net	69,266	273,611	(204,345)	(75)%
Net income (loss) before tax	(1,351,183)	19,223	(1,370,406)	(7,129)%

Operating Expenses

Total operating expenses increased during the year ended December 31, 2023, compared to the prior period by $1,090,011. This increase was primarily driven by increases of expenses in licensing fees and general and administrative costs. The increased spending is a direct result of executing our strategic plan to commercialize our technology and business.

Personnel expense increased by $14,733 in 2023 primarily due to adding sales, software development and accounting staff related to the increase of customers.

General and administrative expenses increased by $1,075,728 primarily due to an increase in professional fees which was mainly attributable to costs associated with accounting and consulting fees.

Other Income and Expenses

Other income, decreased by $204,345 primarily due to the one time government loan forgiveness of $368,092 in 2022.

Liquidity and Capital Resources

As of December 31, 2023, and 2022 we had cash on hand of $309,425 and $129,544, respectively, and a working capital of $747,522 and $539,103.

Cash Flow Activities

The following table summarizes our cash flows for the years ended December 31, 2023, and 2022:

	For the Years Ended
	December 31,
	2023	2022	Change
Net cash provided by (used in) operating activities	$(1,022,237)	$(513,535)	$(508,702)	(99)%
Net cash provided by (used in) financing activities	$1,202,118	$562,035	$640,083	114%

Financing Activities

Net cash provided by financing activities increased by $640,038 primarily due to the proceeds from the sale of common stock in the amount of $1,661,354 partially offset by the net repayment of notes payable of $542,569.

Operating activities

Net cash provided by operating activities decreased by $508,702 primarily due to the net loss of $1,351,183, partially offset by the increase of the amortization of software license in the amount of $266,190 and of accounts payable and accrued expenses in the amount of $110,707.

Plan Of Operation

The Company believes that the proceeds of this Offering will be sufficient to satisfy its cash requirements for the next 24 months.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements with any party.

Critical Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with GAAP. This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses or recognized when incurred.

Management’s Representation of Interim Financial Statements

The accompanying audited consolidated financial statements have been prepared by the Company and audited pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements include all of the adjustments, which in the opinion of management are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year. The interim financial statements should be read in conjunction with the audited consolidated financial statements at and as of December 31, 2023.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of these financial statements.

The Company may attempt to raise capital in the near future through the sale of equity or debt financing; however, there can be assurances the Company will be successful in doing so. There can be no assurance that such additional financing will be available to the Company on acceptable terms or at all.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of goodwill, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition, valuation of accounts receivable and the allowance for credit losses. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Stock-based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance outlined in Section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Stock Purchase Warrants

The Company has issued warrants to purchase shares of its common stock. Warrants have been accounted for as equity in accordance with FASB ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity.

Income taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely- than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings or loss per common share (“EPS”) calculations are determined by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share calculations are determined by dividing net earnings by the weighted average number of common shares and dilutive common share equivalents outstanding.

OUR BUSINESS

POS Systems, Inc. is a newly formed company in the software industry specializing in the restaurant / hospitality sector. The Company has entered into an agreement with Go Club LLC, to develop a fully integrated Point of Sale software suite, with real time management function to assist operators to manage all costs (ingredients and labor) and to integrate accounting functionality into that program. Go Club LLC technology is presently providing services and support in the industry.

Mission Statement

Our mission is to empower the restaurant community to communicate with guests, management and staff with real time data. POS System, Inc is a cloud-based, all-in-one fully intergraded digital technology platform purpose-built for the entire restaurant community and more. Our platform provides a comprehensive suite of software as a service, products, financial technology solutions including integrated payment processing, restaurant-grade hardware, and a broad etc. We serve as the restaurant operating system, connecting front of house and back of house operations across dine-in, takeout, and delivery channels., managing cost, engage guests, and communicate with staff.

Description of the Business

POS Systems, Inc. was incorporated in the State of Nevada on January 31, 2023. The company has developed a full suite of software for the restaurant and hospitality industries. POS Systems, Inc combines the operating business of Smile Button Enterprise LLC (DBA Restaurant Systems Pro) and the software licensed by Go Club LLC. More specifically, Go Club LLC co-founded Heard Holdings LLC with golf legend and successful business entrepreneur Tiger Woods. In November 2022 Go Club exited Heard with unrestricted ownership and ability to use the (Heard) developed software as it wishes. As a result, POS Systems, Inc. will offer a vertically integrated product suite that has the potential to be best in class in the hospitality space. Restaurant Systems Pro offers real time data to communicate with staff, maintain profit margin, control cost and create an efficient and effective management tool. POS System, Inc. technology vertically integrates the core needs of the hospitality sector while eliminating the need for any third-party solution. POS Systems, Inc. provides a one-stop solution fully integrated program with the ease of one platform saving the end-user countless dollars in unnecessary fees to numerous third-party vendors. In addition, POS Systems, Inc. collects data for financial reporting saving time, money and resources. By combining point-of-sale, front-of-house, back-of-house, management tools and customer-enabled technology, POS System, Inc enable’s clients to manage effectively, communicate with staff, react with real time information, communicate with customers, and thrive in an ever-changing marketplace. The platform combines point-of-sale, hardware, software, and payment processing. It eliminates the need for third-party integrations to help operators perform more efficiently and enhance service to the customer. The food industry is in the midst of a major evolution / revolution with the advent of new technology. It’s time to reinvent the Hospitality sector. From the use of analytics to track ingredients cost and labor to robotic chefs and 3D food printing; food tech is adapting and changing the way consumers purchase goods and operators manage their business. POS Systems, Inc. technology provides solutions to many challenges faced by the food industry. POS Systems, Inc., created an innovative platform that seeks to take advantage of new advancements and created a reporting POS system that’s more efficient, cost-effective, and consumer friendly. With our cutting-edge technology, POS System, Inc., can set the standard for the restaurant / hospitality sector “point of sale” information gathering systems allowing operators real time management of their business.

The Company commenced operations in February 2023 by acquiring the operating company Restaurant Systems Pro LLC and a license agreement to white label Go Club LLC’s technology.

Our Products

Products and Services: Our flagship product is our advanced POS software, which offers a comprehensive suite of features tailored specifically for the restaurant industry. In addition to order management and payment processing, our software includes inventory management, staff scheduling, reporting and analytics, and customer relationship management tools. We also provide ongoing technical support and software updates to ensure our customers’ success.

Intellectual Property Assets

Patents

The Company holds no patents for any of the products it is presently marketing.

Licensing Agreements

The Company holds a licensing agreement for its POS system. The company licenses its POS software from Go Club Golf. Go Club Golf is also one of the company largest shareholders and oversees the technology team for POS Systems Inc. POS Systems Inc contracts with Go Club Golf LLC for the development, improvement and maintenance of the licensed POS software.

The Company has proprietary software developed over the past 20 plus years. POS Systems Inc. is a powerhouse in the restaurant technology sector, formed through the strategic combination of Smile Button LLC (d/b/a Restaurant Systems Pro) and POS Systems Pro. By bringing together our portfolio of innovative software programs and POS (Point of Sale) technology, POS Systems Inc. has created a comprehensive, all-in-one solution tailored specifically for restaurant operators.

Our Mission: Empowering Restaurant Success Through Technology

With a deep understanding of the restaurant industry’s unique challenges, POS Systems Inc. is committed to delivering technology that simplifies operations, increases profitability, and keeps businesses ahead of the curve. Our team leverages decades of experience and a rich history of software innovation to create solutions that meet the evolving needs of restaurant professionals.

The POS Systems Inc. Difference: A Customer-Centric Approach

One of the defining strengths of POS Systems Inc. is our quarterly customer conferences, where we engage directly with our client base face to face to identify pressing challenges and emerging trends. By gathering insights from these sessions, we ensure that every update, feature, and product enhancement is driven by the real-world needs of restaurant operators. This unique, customer-centered approach is integral to our development cycle and has made POS Systems Inc. a trusted partner for growth and success in the restaurant industry.

Our One-Stop Solution for Restaurant Operators

POS Systems Inc. offers a full suite of tools designed specifically to address the needs of today’s restaurant businesses, including:

•Comprehensive POS System: A seamless, integrated platform that combines all essential restaurant management functions in one place.

•Advanced Software Programs: From inventory management to employee scheduling, our software solutions empower operators to streamline processes and reduce costs.

•Built-In Custom Features: Responding directly to customer feedback, our POS system incorporates features requested by restaurant professionals, ensuring practical solutions for daily challenges.

Manufacturing Agreements

At the present time the Company utilizes various manufactures hardware in its systems. The company utilizes proprietary software that has been developed over the past few years. The Company’s products are operating in various locations designed for specific users.

Employees, Specialized Skill and Knowledge

As of the date of this Prospectus, we have 18 employees, which are all part of our management / sales team. The company utilizes 20 software program developers and 10 data specialists. Our operations are managed by our directors and officers. Our directors and officers possess a wide range of professional skills that are relevant to pursuing and executing our business strategy. These skills include strong technical skills, expertise in planning and financial controls, ability to execute on business development opportunities, capital markets expertise and entrepreneurial experiences which will allow us to effectively identify, evaluate and execute on value-added initiatives.

Transfer Agent

We have engaged Colonial Stock Transfer, 7840 S. 700 E, Salt Lake City, UT 84070, 801-355-5740, as our transfer agent.

DESCRIPTION OF PROPERTY

We currently occupy leased office space at 14755 West Cameron Drive, Surprise, AZ 85379.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Our Directors and Executive Officers are:

Fred Langley, Director and CEO, AGE 47, Appointed January 31, 2023

Fred Langley is the founder and CEO of Restaurant Systems Pro, a company committed to helping restaurateurs everywhere. With over three decades of experience in the restaurant industry, Fred brings a wealth of knowledge and expertise to the table.

Starting out as a dishwasher, Fred worked his way up to becoming a Chef in Sonoma County, California, known for its farm-to-table cuisine. He developed an appreciation for systems and processes through his own experiences as a restaurant owner and sought to share this knowledge with others through coaching and consulting services.

In 2006, Fred teamed up with software designers to create his first software for restaurants, focusing on menu engineering and budgeting. The success of this software led to the launch of Restaurant Systems Pro in 2011.

Today, Restaurant Systems Pro offers a comprehensive suite of tools to help restaurant owners manage every aspect of their business, from recipe costing to labor management and accounting. With a focus on serving its members well, Restaurant Systems Pro is committed to bringing the hospitality of the restaurant industry to the software industry.

Through his extensive knowledge and commitment to making restaurant ownership easier, Fred is a true asset to the restaurant industry.

Jameel Khan, CTO, Age 37, Appointed January 31, 2023

Jameel, a veteran tech entrepreneur, in 2001 led the team of 30 engineers to build Heard Holdings LLC an end-to-end point of sale and payments platform with sports legend Tiger Woods. Under Jameel’s leadership, Heard raised $10mm at a $100mm valuation within 2 years of formation. Prior to Jameel’s time with Heard, Jameel has been responsible for software that served clients spanning from the NFL to NBC Universal to start ups alike. Jameel lives in Dubai, UAE with his wife and 2 children.

Peter Sclafani, Director, Age 55, Appointed January 31, 2023

Peter Sclafani is an accomplished Executive Chef and Co-Owner of Phil’s Oyster Bar, and Partner at Making Raving Fans Hospitality Group. With over two decades of experience in the restaurant industry, he has established a reputation as a leading hospitality expert. Growing up in the industry, he started working in his father’s restaurant at the age of 13 and honed his culinary skills. After studying finance at LSU, Peter opened his first restaurant, Ruffino’s, which he successfully scaled to two locations before selling in 2019 after 21 years.

Today, he is a partner in multiple restaurants in Louisiana and a shareholder in Restaurant Systems Pro, where he has been a client for over ten years. Peter has also been invited to cook at the James Beard House, named “Restaurateurs of the Year” by the Louisiana Restaurant Association, and is a newly elected board member of the National Restaurant Association. He is the author of the book “Seasons of Louisiana” published in 2012.

Steve Brown, Director Age 63, Appointed January 31, 2023

Steve Brown is the President of the Busboy Restaurant Group, with a rich history in the hospitality industry. He started his journey as a busboy at the age of 15 and quickly rose through the ranks to become a host, where he discovered his passion for the front-of-house. After several years in the kitchen, he left the industry to work in liquor and beer sales for four years. However, his love for the restaurant business led him back in 1985, when he opened his first restaurant, Esparza’s Restaurante Mexicano, in Grapevine, Texas with a partner. Over the years, he opened two more locations under different names, eventually consolidating to just two locations including the original Esparza’s. Today, Esparza’s is a thriving, bustling restaurant and Steve is at the helm of his own successful restaurant group. He was also the Chairman of the Grapevine, TX Chamber of Commerce and has been a long-standing member and investor in Restaurant Systems Pro since 2008.

Daniel M. Carr, Director Age 72, Appointed January 31, 2023

Daniel Carr has been a lifetime member of the food industry beginning in restaurants in 1974. He worked in restaurant management for others and then purchased his own family restaurant for 11 years.

Daniel Carr joined his better half, Candy Mecham in 1993, at Visconti’s Italian Restaurant. They grew it from a 60 seat Italian Restaurant, into the Visconti Hospitality Group, consisting of two Visconti Italian Restaurant’s, FIRE and ICE Neapolitan Pizzeria, Leavenworth Sausage Garten, Via Dolce Gelateria, and Cured Market an artisan salami and cured meat market that is supplied by Visconti’s Cured by Visconti, a USDA inspected cured meat processing facility recognized by awards Nationally and Internationally.

A longtime member of Restaurant Systems Pro (2005), a power user of its systems, and an investor in Restaurant Systems Pro and SRV.

Jonathan Smith, Director Age 39, Appointed January 31, 2023

Jonathan Smith is a distinguished Certified Public Accountant with a vast career specializing in the accounting, auditing, and tax industry featuring key roles at prominent firms. He started his professional career at a PCAOB registered CPA firm in Tampa, Florida where he specialized in auditing both publicly and privately held banks, including those with $1B+ in assets. He then spent time at Deloitte leading teams across multiple agencies of North America’s largest public transportation network, and across an array of industries, including Fortune 500 companies. Subsequently, Mr. Smith accepted a Partner role at a CPA firm where he pioneered the development of a global SOC audit practice, solidifying the firm’s reputation for financial statement audits and SOC 2 audits. Most recently, Mr. Smith launched his own CPA firm, where he leverages his extensive expertise to provide unparalleled tax and CFO services, empowering emerging businesses to achieve unprecedented growth and success.

Mr. Smith’s path to success is underpinned by a strong academic foundation. He holds an MBA with a focus in International Economics and a Bachelor’s degree in Accounting from the University of South Florida. Beyond his accounting expertise, Mr. Smith’s leadership capabilities were evident during his service as Airborne Infantry in the United States military, where he led teams of soldiers while deployed to combat zones during Operation Iraqi Freedom III & IV.

Board Committees

As of the date of this prospectus, we do not have any committees in our Board of Directors. We hope to attract a Board of Advisors, initially, to help plan the growth of the Company, and eventually to appoint additional full time Directors to serve on our Board at which time we will form an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and a Nominating Committee.

Management Compensation

There are no current employment agreements between the Company and its executive officers or understandings regarding future compensation. Currently the Company has continued the employment agreement of the CEO from the acquired company at a reduced rate $175,000 per year.

Our executive officers have agreed to work at reduced remuneration until such time as the Company receives sufficient revenues necessary to provide proper salaries.

The Company does not intend to pay employee directors a separate fee for their services.

Employment Agreements

We have no written employment agreements with any of our executive officer or key employee.

Equity Incentive Plan

We have no equity incentive plan.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his right to all defences ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Involvement in Certain Legal Proceedings

During the past five years none of our directors, executive officers, promoters or control persons was:

1)

the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3)

subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to our officers and directors for all services rendered to us in all capacities during 2023.

Summary Compensation Table

Name and Position	Year	Salary ($)	All Other Compensation	Total ($)

Fred Langley, CEO and Chairman of the Board	2023	$175,000	$0	$0
Jameel Khan, CTO	2023	$0	$0	$0
Daniel M. Carr, Director	2023	$0	$0	$0
Peter Sclafani, Director	2023	$0	$0	$0
Steve Brown, Director	2023	$0	$0	$0
Jonathan Smith, CFO	2023	$0	$0	$0

Employment Agreements

We have no written employment agreements with any of our executive officers or key employees.

Director Compensation

The following table sets forth director compensation as of September 30, 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Fred Langley	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Peter Sclafani	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Daniel M. Carr	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Steve Brown	-0-	-0-	-0-	-0-	-0-	-0-	-0-

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Board members are industry operators and are scheduled to use the Point-of-Sale System in their locations’ Go Club LLC is the licencing partner, providing software management for the company.

Controlling Persons

The Company is not aware of any agreements or understandings by a person or group of persons that could be construed as a controlling person.

Director Independence

Our board of directors consists of Messrs. Langley, Sclafani, Carr and Brown. The board considers all relevant facts and circumstances in its determination of independence of all members of the board. After review of the Directors by the Board, and specifically by the Chairman of the Board, it has been determined that Messrs. Sclafani, and Brown are considered independent. The Company uses the term “independent” as described by NASDAQ.

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following table sets forth certain information, as of September 30,2024, with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of internal records of the Company with respect to our common stock. As of September 30, 2024 there were 17,908,567 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

NAME	NUMBER OF SHARES
Go-Club LLC	4,000,000
Jarrett Rubin	1,000,000
Peter and Vila Thawnghmung	150,000
Vladimir Guskic	100,000
Daniel M. Carr	563,317
Jameel Khan	0
Peter Sclafani	1,070,000
Fred Langley	2,295,000
Steve Brown	2,195,750
Jonathan Smith CPA	100,000

* - All officers, directors and affiliate as a group (10 people)

(1)Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of September 30, 2024 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of shares of common stock outstanding on September 30, 2024, and the shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of September 30, 2024.

Option Grants in Last Fiscal Year

From its inception through we have not awarded options to our executive officers.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see our certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock:

Subject to the rights of holders of any Preferred Stock that may from time to time be outstanding, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may determine in its sole and absolute discretion. Each stockholder is entitled to one vote for each share of Common Stock held. The Common Stock is not entitled to preemptive rights and is not subject to redemption. In the event of liquidations, dissolution or winding-up of the Company, subject to the right of holders of any Preferred Stock that may be outstanding, the holders of the Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering will be fully paid and non-assessable.

Preferred Stock:

The Board of Directors is authorized, subject to any limitations prescribed by Nevada law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix or alter the rights, preferences, privileges and restrictions, including voting, conversion, liquidation, dividend and redemption, of the shares of each wholly unissued series and any restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may have the effect of deferring or preventing a change in control of the Company.

Options:

As of the date of this Memorandum, the consultants, employees, and advisors have no outstanding options to purchase shares of the Company’s Common Stock.

PENNY STOCK REGULATION

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

Dividend Policy

We will not distribute cash to our Common Stock shareholders until Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Equity Compensation Plan Information

Company may establish a Common Stock Option Plan for the benefit of its employees soon. The vesting and terms of all of the options are determined by the Board of Directors and may vary by optionee; however, the term may be no longer than 10 years from the date of grant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public market for the shares. The price per share is $1.67.

We may not be able to meet the requirement for a public quotation of our shares. Furthermore, even if our shares are quoted on the OTCQB, a market for the common shares may not develop.

The offering price for the shares will remain at $1.67 per share for the duration of the offering.

Holders

As of September 30, 2024, there were approximately 545 record holders of our common stock and there are 17,908,567 shares of our common stock outstanding.

Dividends

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors.

PLAN OF DISTRIBUTION

We are offering a maximum of 1,500,000 Units the public at a price of $5.00 per share on a “best efforts” basis. The Units are being offered in the United States pursuant to Regulation A under the Securities Act, in certain provinces of Canada on a private placement basis pursuant to exemptions from the prospectus requirements under applicable Canadian law, and in jurisdictions outside the United States and Canada on a basis which does not require qualification or registration of such securities. There is no minimum offering amount; however, the minimum investment for each investor is $500.00. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular and other materials on an online investment platform.

Our Offering will expire on the first to occur of (a) the sale of all 7,500,000 shares of Common Stock offered hereby, and (b) one (1) year from the initial qualification date. This will be a continuous offering which commences within two calendar days after the qualification date, will be offered on a continuous basis, may continue to be offered for a period in excess of 30 days from the date of initial qualification, and will be offered in an amount that, at the time the offering statement is qualified, is reasonably expected to be offered and sold within one year from the initial qualification date.

The Company will engage a registered intermediary, either a broker-dealer or a FINRA-registered funding portal, for compliance and transparency to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

●

Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●

Review each investors subscription agreement to confirm such investors participation in the offering and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor.
●

Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay a commission equal to 3% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company will negotiate a one-time advance set up fee to cover reasonable out-of-pocket accountable expenses anticipated to be incurred by a registered intermediary, such as, among other things, preparing the FINRA filing. In addition, the company expects pay a $5,000 consulting fee that will be due after FINRA issues a No Objection Letter and the Commission qualifies the offering. The company estimates that total fees would be $370,000 for a fully subscribed offering. These assumptions were used in estimating the expenses of this offering.

Transfer Agent

We have engaged Colonial Stock Transfer, 7840 S. 700 E, Salt Lake City, UT 84070, 801-355-5740, as our transfer agent.

Investors’ Tender of Funds

After the SEC has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, debit or credit card, wire or check. The Company estimates that processing fees for credit card subscriptions will be approximately 3.25% of total funds invested per transaction. The Company intends to pay these fees on behalf of investors. Delays in the processing and closing of subscriptions paid by check may occur, and credit card processing fees may fluctuate. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company estimates that approximately 80% of the gross proceeds raised in this Offering will be paid via credit card, check and wire. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in the “Use of Proceeds” section of this Offering Circular.

To invest you will be required to subscribe to the Offering at SRVE.COM and agree to the terms of the Offering and the subscription agreement.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

If it takes some time for the Company to raise funds in this Offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we will be entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, offering expenses, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” contained elsewhere in this Offering Circular.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the ten percent (10%) limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two (2) most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)

You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date (the “Offering Period”).

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the offering is oversubscribed in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, there is no maximum period to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares. Dalmore is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Dalmore’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the ten percent (10%) of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by

Robert J. Huston III
10 Jetty Drive, Corona del Mar, CA 92625

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of HACKER, JOHNSON & SMITH PA, an independent certified public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular include the material provisions of any contract or other document that is filed as an exhibit to the Offering Statement, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Ontario, Canada on February 4, 2025.

POS Systems, Inc.

By:	/s/ Fred Langley
Name: Fred Langley
Title: Chief Executive Officer, Principal Executive Officer, and Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Fred Langley
Name:	Fred Langley
Title:	Chief Executive Officer, Principal Executive Officer, and Director

February 4, 2025

By:	/s/ Jameel Khan
Name:	Jameel Khan
Title:	Chief Technical Officer

February 4, 2025

By:	/s/ Daniel M. Carr
Name:	Daniel M. Carr
Title:	Director

February 4, 2025

By:	/s/ Peter Sclafani
Name:	Peter Sclafani
Title:	Director

February 4, 2025

By:	/s/ Steve Brown
Name:	Steve Brown
Title:	Director

February 4, 2025

By:	/s/ Jonathan Smith
Name:	Jonathan Smith
Title:	CFO/Principal Accounting

February 4, 2025

Part III – EXHIBITS

Exhibit No.	Description

EX1A-2A	Articles of Incorporation

EX1A-2B	Bylaws

EX1A-2C	Agreement and Plan of Merger

EX1A-2D	Articles of Merger

EX1A-4A	Form of Subscription Agreement

EX1A-4B	Form of Warrant Agreement

EX1A-6A	Software License Agreement Go Club to POS System

EX1A-6B	Put Option Agreement – Steve Brown

EX 1A-6C	Put Option Agreement – Candace Meacham

EX1A-11A	Consent of Independent Registered Public Accounting Firm

EX1A-12A	Opinion of Robert J Huston III ESQ

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

POS Systems, Inc.

POS SYSTEMS, INC.

Balance Sheet
As of September 30, 2024 (unaudited)

Assets

Current assets:
Cash and cash equivalents	$31,276
Accounts receivable, net	387,028
Other current assets	116,550

Total current assets	534,854

Right of use assets, net	162,442
Security deposit	7,173
Software license, net	1,730,238

Total assets	$2,434,707

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued expenses	$252,393
Deferred revenue	41,126
Notes payable	37,166
Lease liability, current portion	74,051
Put option liability	338,958
Other current liabilities	30,382

Total current liabilities	774,076

Lease liability, net of current portion	88,675

Total liabilities	862,751

Commitments and contingencies (Note 1)

Shareholders' equity:
Common stock, 150,000,000 common shares authorized, $0.0001
par value; 17,908,567 common shares issued and outstanding	1,791
Additional paid-in capital	8,116,408
Accumulated deficit	(6,546,243)

Total shareholders' equity	1,571,956

Total liabilities and shareholders' equity	$2,434,707

See Accompanying Notes to Financial Statements.

POS SYSTEMS, INC.

Statements of Operations
Period Ended September 30, 2024 (unaudited)

Revenue	$1,515,336

Operating expenses:
Personnel and professional services	1,233,935
General and administrative	848,381
Marketing expenses	455,190
Licensing fee	375,000

Total operating expenses	2,912,506

Loss from operations	(1,397,170)

Other (expense) income:
Interest expense, net	(4,829)
Employee retention tax credit	1,006
Other income	46

Total other expense	(3,777)

Net loss	$(1,400,947)

Basic and diluted loss per share	$(0.08)

Weighted average number of shares	16,648,067

See Accompanying Notes to Financial Statements.

POS SYSTEMS, INC.

Statements of Changes in Shareholders' Equity (Deficit) (unaudited)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at December 31, 2023	15,387,567	$1,539	$6,856,163	$(5,145,296)	$1,712,406

Net loss	-	-	-	(1,400,947)	(1,400,947)

Warrants issued	-	-	15,126	-	15,126

Issuance of common stock	2,521,000	252	1,245,119	-	1,245,371

Balance at September 30, 2024	17,908,567	$1,791	$8,116,408	$(6,546,243)	$1,571,956

See Accompanying Notes to Financial Statements.

POS SYSTEMS, INC.

Statements of Cash Flows (unaudited)
Nine Months Ended September 30, 2024

Cash flows from operating activities:
Net loss	$(1,400,947)
Adjustments to reconcile net loss to net cash used in operating activities:
Employee retention tax credit	(1,006)
Amortization of software license	239,571
Change in operating assets and liabilities:
Accounts receivable	(141,517)
Other current assets	68,340
Accounts payable and accrued expenses	(56,251)
Deferred revenue	(229,868)
Other current liabilities	26,307

Net cash used in operating activities	(1,495,371)

Cash flows from financing activities:
Proceeds from sale of common stock	1,260,500
Repayment of notes payable	(34,328)

Net cash provided by financing activities	1,226,172

Net change in cash and cash equivalents	(269,199)

Cash and cash equivalents at beginning of period	300,475

Cash and cash equivalents at end of period	$31,276

Supplement disclosures:
Interest paid	$(17,528)

Income taxes paid	$-

See Accompanying Notes to Financial Statements.

POS SYSTEMS, INC.

Notes to Financial Statements

At September 30, 2024 and the Period Then Ended

(1)  Organization and Basis of Presentation

Organization. POS Systems, Inc. (the “Company” or “POS”) was incorporated in the State of Nevada on January 31, 2023 for the sole purpose of a merger with Smile Button Enterprise LLC (DBA Restaurant Systems Pro) (“Smile”), a limited liability company incorporated in the State of Arizona, which transaction closed on December 4, 2023 (the “Merger”), with POS as the surviving entity. The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby the Company is treated as the acquired Company and Smile is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Smile Button issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent presentations of the results of operations presented for the period prior to the Business Combination are those of Smile. Subsequent to the Merger, POS and Smile entered into an amendment to the original Agreement and Plan of Merger whereunder the original shareholders of Smile received 13,500,000 share purchase warrants for an exercise at $3.00 per share expiring April 13, 2026.

The Company has developed a full suite of software for the restaurant and hospitality industries. POS offers real time data to communicate with staff, maintain profit margin, control cost, and create an efficient and effective management tool, and vertically integrates the core needs of the hospitality sector while eliminating the need for any third-party solution. The Company provides a one-stop solution fully integrated program with the ease of one platform saving the end-user in fees to numerous third-party vendors. In addition, POS collects data for financial reporting saving time, money, and resources. By combining point-of-sale, front-of-house, back-of-house, management tools, and customer-enabled technology, POS enables clients to manage effectively, communicate with staff, react with real time information, and communicate with customers. The platform combines point-of-sale, hardware, software, and payment processing. It eliminates the need for third-party integrations to help operators perform more efficiently and enhance service to the customer. The food industry is in the midst of a major evolution / revolution with the advent of new technology. From the use of analytics to track ingredients cost and labor to robotic chefs and 3D food printing, food tech is adapting and changing the way consumers purchase goods and operators manage their business. POS technology provides solutions to many challenges faced by the food industry, and its innovative platform seeks to take advantage of new advancements and to bring improved efficiency, cost-savings, and consumer friendly experiences. With its cutting-edge technology, POS plans to set the standard for the restaurant / hospitality sector “point of sale” information gathering systems allowing operators real time management of their business.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(1)  Organization and Basis of Presentation, Continued

On February 7, 2023, POS entered into a Software License and Application agreement with Go Club LLC (“Go Club”), a Nevada limited liability company. Under the terms of the agreement POS is granted a non-exclusive, nontransferable license to use the Go Club software in exchange for 4,000,000 shares of POS common stock. As a result, POS offers a vertically integrated product suite that has the potential to be best in class in the hospitality space. Subsequently, as additional consideration with respect to ongoing support for the Software and License agreement, POS issued Go Club 12,000,000 share purchase warrants for exercise at $3.00 per share until April 13, 2026. The Company utilized a Black-Scholes model to determine the initial valuation of each warrant, however, an independent third party was used to determine the final fair value of the Company’s common stock and warrants.

The Company’s principal executive office is located at 1125 W Pinnacle Peak Road, Suite 105, Phoenix, AZ 85027-1389.

Going Concern and Management Plans. The Company has $6,546,243 as of September 30, 2024 in incurred losses from operations since inception. These matters raise concern about the Company’s ability to continue as a going concern.

During the next twelve months, the Company intends to fund its operations with funds from its operations as well as proceeds from other financing arrangements. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

(2)  Summary of Significant Accounting Policies

Financial Statements. The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Fiscal year end. The Company has selected December 31 as its fiscal year end.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents. The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(2)  Summary of Significant Accounting Policies, Continued

Allowance for Credit Losses. In June 2016, Financial Accounting Standards Board (“FASB”) issued guidance (FASB Accounting Standards Codification (“ASC”) 326) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the company that are subject to the guidance in FASB ASC 326 were accounts receivable.

The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the financial statements and primarily resulted in new/enhanced disclosures only.

Contract Assets. A contract asset occurs when the Company’s right to payment for goods and services already transferred to a customer is conditional on something other than the passage of time. The Company will recognize a contract asset when it has fulfilled a contract obligation but must perform other obligations before being entitled to payment. There were no contract assets at September 30, 2024.

Deferred Revenue. Deferred revenue, a contract liability, primarily consists of unsatisfied performance obligations with respect to consideration collected in advance for certain of the Company’s software subscription packages. The Company expects that the majority of revenue deferrals recorded at the balance sheet date will be recognized as revenue in the next 12 months as performance obligations are satisfied. Sales taxes, if collected from customers and remitted to government authorities, are excluded from revenue and deferred revenue. Ownership passes to customers upon payment for the subscription term acquired. Deferred revenue represents amounts collected from, or invoiced to, customers in excess of revenues recognized, primarily from prepaid annual and monthly subscription agreements.

Put Option Liability. The Company’s put option liability is presented at fair value with changes in fair value reported in the statements of operations.

Revenue Recognition. Revenue is recognized when a customer obtains control of goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The Company accounts for revenue contracts with customers by applying the following five steps:

i.Identification of the contract with a customer.

ii.Identification of the performance obligations in the contract.

iii.Determination of the transaction price.

iv.Allocation of the transaction price to the performance obligations in the contract.

v.Recognition of revenue as the entity satisfies a performance obligation.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(2)  Summary of Significant Accounting Policies, Continued

When a customer purchases services or a software subscription from the Company, ownership of the product transfers to them upon completion of the scope of services or upon payment for the software subscription. In general, the Company receives payments in advance for services to be rendered for onsite customer software support, and such services are provided over a course of weeks to satisfy the performance obligation at which point in time revenue is recorded. The Company receives payment in advance for its monthly and annual software subscription packages, and revenue is recorded upon completion of the applicable service month. Accordingly, the customer has control of the product purchased from the Company immediately upon payment for the subscription month. Revenues in excess of the completed performance obligation are deferred until such time as the Company has fulfilled its obligations to the customer.

Sales are recorded net of discounts and any taxes collected from customers and remitted to government authorities. The majority of the Company’s revenues are earned from software subscriptions with monthly, quarterly, semi-annual, and annual renewal terms. Revenues from subscriptions with a service period of more than thirty days are amortized over the term of the provided service period.

Basic and Diluted Net Loss Per Share. Basic loss per share is based on the weighted average number of common shares outstanding. Diluted loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic loss per share is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive. A total of 40,734,700 warrants were excluded during the period ended September 30, 2024.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Leases. The Company determines if a contract contains a lease at inception and recognizes operating lease right-of-use asset and operating lease liability based on the present value of the future minimum lease payments at the commencement date of the lease. If the lease does not provide implicit rates, the incremental borrowing rate is used in determining the present value of future payments. Lease agreements that have lease and non-lease components are accounted for as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(2)  Summary of Significant Accounting Policies, Continued

Intangible Assets. Intangible assets consists of the Go Club software license which is being amortized on a straight-line basis over the estimated useful life of seven years. Annual amortization expense is $319,421.

Fair Value Measurements. Accounting standards provide a framework for a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

An asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs

Impairment of Long-Lived Assets. The Company evaluates if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. At September 30, 2024 no impairment was required.

Recently Issued Accounting Pronouncements Not Yet Adopted. No other new accounting pronouncements were issued or became effective in the period that had, or are expected to have, a material impact on our Financial Statements.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(3)  Revenue and Accounts Receivable

During the period ended September 30, 2024, the Company earned revenue from a combination of software subscriptions with 30, 90, 180 day, and annual renewal terms, from support services provided to clients implementing our custom POS software options, and from services performed for Employee Retention Tax Credit (ERTC) filings. Deferred revenue consists of advance payments from customers for onsite support services and from payments collected in advance for software subscription packages with terms of more than thirty (30) days. Revenues for the period ended September 30, 2024, are summarized below:

Membership sales	$1,263,716
Training and consulting	127,690
Employee retention tax credit filing fees	102,390
Other	21,540

Total	$1,515,336

Allowance for Credit Losses. The Company recognizes an expected allowance for credit losses with respect to its accounts receivable. In addition, at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. Accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible. This estimate is adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company.  The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses as the Company’s customers have remained constant since the Company’s inception. The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in income or an offset to credit loss expense in the year of recovery, in accordance with the Company’s accounting policy election. The allowance for credit losses is $467,835 as of September 30, 2024. As of September 30, 2024, all of the allowance for doubtful accounts are related to ERTC Filing Services.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(4)  Other Current Assets

Other current assets consist of the following at September 30, 2024:

Point of sale equipment	$116,550

Total other current assets	$116,550

(5)  Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following at September 30, 2024:

Accounts payable	$213,658
Accrued wages and related benefits	38,735

Total	$252,393

(6)  Notes Payable

The Company’s notes payable consists of the following at September 30, 2024:

American Express capital loan	$1,207
Promissory note, interest rate 12%, due in June 2025	35,959

Total	37,166

Current portion	37,166

Notes payable, net of current portion	$-

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(7)  Put Option Liability and Warrant Valuation

The put option liability resulted from the conversion of promissory notes and consists of 2,166,667 units, whereby each unit is equal to one share of common stock and two warrants at a $3.00 strike price for a period of 2 years. The put option liability and warrants were valued by an independent third-party using a Black-Scholes model under the market conditions existing on May 13, 2023. The volatility of 75.9% was based on comparable company’s historical volatility. The risk-free rates of 3.90% and 3.83% are linearly interpolated US Treasury rates as of the dates of valuation. As of September 30, 2024 the fair value of the put option liability was $338,938. Volatility was 73.6%, and the risk-free interest rate was 4.28%. The grant date fair value of each warrant was $0.023.

The Company also used a Black-Scholes model to calculate the fair value of warrants issued in connection with the software license agreement discussed in Note 1.

(8)  Shareholders Equity

The Company is authorized to issue 150,000,000 shares of common stock, $0.0001 par value.

Concurrent with the Merger as discussed in Note 1, the Company issued 4,500,000 shares of common stock to the existing members of Smile. The Company’s CEO and director, Fred Langley, received 2,295,000 shares of common stock, or 51% of the shares issued upon the Merger. Board members Peter Sclafani and Steve Brown received 1,170,000 and 195,750 shares, respectively, upon the Merger.

As of September 30, 2024, the Company sold Units of its common stock, each Unit consisting of one share and two share purchase warrants for exercise at $3.00 per share and expiring on April 13, 2026, at $0.50 per Unit, for gross proceeds of $1,260,500.

(9)  Outstanding Warrants

As of September 30, 2024, the Company had 40,734,700 warrants outstanding at a $3.00 strike price for a period of 2 years expiring April 13, 2026.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(10)  Income Taxes

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

Statutory US Federal tax rate	21.0%
Permanent differences:
State and local income taxes, net of Federal benefit	3.5%
Other	(1.0)%
Change in valuation allowance	(23.5)%

Effective US Federal tax rate	0.0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of September 30, 2024 are comprised of the following:

Deferred tax asset attributable to:
Net operating loss carryover	315,863
Valuation allowance	(315,863)

Net deferred tax asset	-

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards. Management has considered the Company’s history of cumulative net losses, estimated future taxable income, and prudent and feasible tax planning strategies, and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. Federal and State deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of September 30, 2024. The Company reevaluates the positive and negative evidence at each reporting period.

At September 30, 2024, the Company had approximately $1,278,202 of net operating losses (NOL) that may be available to offset future taxable income. The Company believes operations in future years will allow the remaining amount of NOL to be fully utilized in a future reporting period.

The Company has not recognized any liability for unrecognized tax benefits and does not believe there is any uncertainty with respect to its tax position. The Company’s policy with respect to unrecognized tax benefits is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(10)  Income Tax, Continued

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending income tax examinations. Earlier years may be examined to the extent that tax credit or net operating loss carryforwards are used in future periods. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. The Company has filed all required tax returns, both state and federal, through the period ended September 30, 2024.

(11) Fair Value of Financial Instruments

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their carrying value on the balance sheets due to their short-term nature. The fair values of the Company’s remaining financial instruments that are not reported at fair value are reported below:

	At September 30, 2024
	Carrying value	Fair Value	Level

Notes payable	37,166	37,166	3

Put option liability	338,958	338,958	3

The fair value of the notes payable, other debt, and bond are estimated using a discounted cash flow analysis. The put option liability was valued based on the assumptions in Note 8.

(12)  Subsequent Events

On December 1, 2024 the Company moved its principal executive office to 14755 W Cameron Dr. Surprise, AZ 85379.

Management has evaluated subsequent events through to the date these financial statements were issued and found no other such events requiring disclosure.

POS SYSTEMS, INC.

Audited Financial Statements

At December 31, 2023 and 2022 and for the Years Then Ended

(Together with Independent Auditors’ Report)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors POS Systems, Inc.

Phoenix, Arizona:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of POS Systems, Inc. (the "Company"), as of December 31, 2023 and 2022 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the years then ended and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

To the Shareholders and the Board of Directors

POS Systems, Inc.

Page Two

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

HACKER, JOHNSON & SMITH PA

We have served as the Company's auditor since 2023. Tampa, Florida

September 27, 2024

POS SYSTEMS, INC.

Balance Sheets

	December 31,
Assets	2023	2022
Current assets:
Cash and cash equivalents	$309,425	$129,544
Accounts receivable, net	253,207	231,781
Other current assets	184,890	177,778
Total current assets	747,522	539,103
Right of use assets, net	162,442	226,208
Security deposit	7,173	7,173
Software license, net	1,969,810	-
Total assets	$2,886,947	$772,484

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$287,940	$177,233
Deferred revenue	270,994	206,734
Notes payable, current portion	71,494	198,076
Lease liability, current portion	74,051	66,987
Put option liability	338,958	-
Other current liabilities	4,075	-

Total current liabilities	1,047,512	649,030

Notes payable, net of current portion	-	1,415,987
Lease liability, net of current portion	88,675	162,727

Total liabilities	1,136,187	2,227,744

Commitments and contingencies (Note 1 and 6)

Shareholders’ equity (deficit):
Common stock, 150,000,000 common shares authorized, $0.0001 par value; 15,387,567 and 4,500,000 common shares issued and outstanding, respectively	1,539	450
Additional paid-in capital	6,856,163	2,300,049
Accumulated deficit	(5,106,942)	(3,755,759)
Total shareholders’ equity (deficit)	1,750,760	(1,455,260)
Total liabilities and shareholders’ equity (deficit)	$2,886,947	$772,484

See Accompanying Notes to Financial Statements.

POS SYSTEMS, INC.

Statements of Operations

	Year Ended December 31,
	2023	2022
Revenue	$2,471,480	$2,547,530
Operating expenses:
Personnel and professional services	1,616,315	1,601,582
General and administrative	1,473,735	723,241
Marketing expenses	497,935	477,095
Licensing fee	303,944	—
Total operating expenses	3,891,929	2,801,918
Loss from operations	(1,420,449)	(254,388)
Other (expense) income:
Interest expense, net	(103,171)	(194,696)
PPP forgiveness	—	368,092
Change in fair value of put option	108,376	—
Other income	64,061	100,215
Total other income	69,266	273,611
Net (loss) income	$(1,351,183)	$19,223
Basic and diluted (loss) earnings per share	$(0.14)	$0.00
Weighted average number of shares	9,943,784	4,500,000

See Accompanying Notes to Financial Statements.

POS SYSTEMS, INC.

Statements of Changes in Shareholders’ Equity (Deficit)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Balance at December 31, 2021	4,500,000	$450	$2,300,049	$(3,774,982)	$(1,474,483)
Net earnings	—	-	—	19,223	19,223
Balance at December 31, 2022	4,500,000	450	2,300,049	(3,755,759)	(1,455,260)
Net loss	-	-	-	(1,351,183)	(1,351,183)
Warrants issued in connection with software license	-	-	276,000	-	276,000
Stock-based compensation	50,000	5	23,845	-	23,850
Issuance of common stock	10,837,567	1,084	4,256,269	-	4,257,353
Balance at December 31, 2023	15,387,567	$1,539	$6,856,163	$(5,106,942)	$1,750,760

See Accompanying Notes to Financial Statements.

POS SYSTEMS, INC.

Statements of Cash Flows

	Year Ended December 31,
Cash flows from operating activities:	2023	2022
Net (loss) income	$(1,351,183)	$19,223
Adjustments to reconcile net (loss) income to net cash used in operating activities:
PPP forgiveness and ERTC	-	(368,092)
Amortization of right of use assets	63,766	239,962
Decrease in lease liability	(66,988)	(60,383)
Amortization of software license	266,190	-
Change in fair value of put option	(108,376)	-
Stock-based compensation	23,850	-
Change in operating assets and liabilities:
Accounts receivable	(21,426)	(382,406)
Other current assets	(7,112)	(127,483)
Accounts payable and accrued expenses	110,707	105,158
Deferred revenue	64,260	60,486
Other current liabilities	4,075	-
Net cash used in operating activities	(1,022,237)	(513,535)

Cash flows from financing activities:
Proceeds from sale of common stock	1,661,354	-
Repayment of notes payable	(542,569)	-
Proceeds from notes payable	83,333	562,035
Net cash provided by financing activities	1,202,118	562,035
Net change in cash and cash equivalents	179,881	48,500
Cash and cash equivalents at beginning of year	129,544	81,044
Cash and cash equivalents at end of year	$309,425	$129,544
Supplement disclosures:
Interest paid	$93,077	$194,696
Income taxes paid	$-	$ –
Notes payable exchanged for common stock	$1,083,333	$ –
Software license acquired in exchange for common stock	$1,960,000	$ –
Software license acquired in exchange for common stock warrants	$276,000	$ –

See Accompanying Notes to Financial Statements.

POS SYSTEMS, INC.

Notes to Financial Statements

At December 31, 2023 and 2022 and the Years Then Ended

(1) Organization and Basis of Presentation

Organization. POS Systems, Inc. (the “Company” or “POS”) was incorporated in the State of Nevada on January 31, 2023 for the sole purpose of a merger with Smile Button Enterprise LLC (DBA Restaurant Systems Pro) (“Smile”), a limited liability company incorporated in the State of Arizona, which transaction closed on December 4, 2023 (the “Merger”), with POS as the surviving entity. The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby the Company is treated as the acquired Company and Smile is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Smile Button issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent presentations of the results of operations presented for the period prior to the Business Combination are those of Smile. Subsequent to the Merger, POS and Smile entered into an amendment to the original Agreement and Plan of Merger whereunder the original shareholders of Smile received 13,500,000 share purchase warrants for an exercise at $3.00 per share expiring April 13, 2026.

The Company has developed a full suite of software for the restaurant and hospitality industries. POS offers real time data to communicate with staff, maintain profit margin, control cost, and create an efficient and effective management tool, and vertically integrates the core needs of the hospitality sector while eliminating the need for any third-party solution. The Company provides a one-stop solution fully integrated program with the ease of one platform saving the end-user in fees to numerous third-party vendors. In addition, POS collects data for financial reporting saving time, money, and resources. By combining point-of-sale, front-of-house, back-of-house, management tools, and customer-enabled technology, POS enables clients to manage effectively, communicate with staff, react with real time information, and communicate with customers. The platform combines point-of-sale, hardware, software, and payment processing. It eliminates the need for third-party integrations to help operators perform more efficiently and enhance service to the customer. The food industry is in the midst of a major evolution / revolution with the advent of new technology. From the use of analytics to track ingredients cost and labor to robotic chefs and 3D food printing, food tech is adapting and changing the way consumers purchase goods and operators manage their business. POS technology provides solutions to many challenges faced by the food industry, and its innovative platform seeks to take advantage of new advancements and to bring improved efficiency, cost-savings, and consumer friendly experiences. With its cutting-edge technology, POS plans to set the standard for the restaurant / hospitality sector “point of sale” information gathering systems allowing operators real time management of their business.

(continued)

POS SYSTEMS, INC.

Notes to Financial Statements

(1)Organization and Basis of Presentation, Continued

On February 7, 2023, POS entered into a Software License and Application agreement with Go Club LLC (“Go Club”), a Nevada limited liability company. Under the terms of the agreement POS is granted a non-exclusive, nontransferable license to use the Go Club software in exchange for 4,000,000 shares of POS common stock. As a result, POS offers a vertically integrated product suite that has the potential to be best in class in the hospitality space. Subsequently, as additional consideration with respect to ongoing support for the Software and License agreement, POS issued Go Club 12,000,000 share purchase warrants for exercise at $3.00 per share until April 13, 2026. The Company utilized a Black-Scholes model to determine the initial valuation of each warrant, however, an independent third party was used to determine the final fair value of the Company’s common stock and warrants.

The Company’s principal executive office is located at 1125 W Pinnacle Peak Road, Suite 105, Phoenix, AZ 85027-1389.

Going Concern and Management Plans. The Company has $5,106,942 as of December 31, 2023 in incurred losses from operations since inception. These matters raise concern about the Company’s ability to continue as a going concern.

During the next twelve months, the Company intends to fund its operations with funds from its operations as well as proceeds from other financing arrangements. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

(2)Summary of Significant Accounting Policies

Financial Statements. The audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Fiscal year end. The Company has selected December 31 as its fiscal year end.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents. The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

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POS SYSTEMS, INC.

Notes to Financial Statements

(2)Summary of Significant Accounting Policies, Continued

Allowance for Credit Losses. In June 2016, Financial Accounting Standards Board (“FASB”) issued guidance (FASB Accounting Standards Codification (“ASC”) 326) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the company that are subject to the guidance in FASB ASC 326 were accounts receivable.

The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the financial statements and primarily resulted in new/enhanced disclosures only.

Contract Assets. A contract asset occurs when the Company’s right to payment for goods and services already transferred to a customer is conditional on something other than the passage of time. The Company will recognize a contract asset when it has fulfilled a contract obligation but must perform other obligations before being entitled to payment. There were no contract assets at December 31, 2023 and 2022.

Deferred Revenue. Deferred revenue, a contract liability, primarily consists of unsatisfied performance obligations with respect to consideration collected in advance for certain of the Company’s software subscription packages. The Company expects that the majority of revenue deferrals recorded at the balance sheet date will be recognized as revenue in the next 12 months as performance obligations are satisfied. Sales taxes, if collected from customers and remitted to government authorities, are excluded from revenue and deferred revenue. Ownership passes to customers upon payment for the subscription term acquired. Deferred revenue represents amounts collected from, or invoiced to, customers in excess of revenues recognized, primarily from prepaid annual and monthly subscription agreements.

Put Option Liability. The Company’s put option liability is presented at fair value with changes in fair value reported in the statements of operations.

Revenue Recognition. Revenue is recognized when a customer obtains control of goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The Company accounts for revenue contracts with customers by applying the following five steps:

i.Identification of the contract with a customer.

ii.Identification of the performance obligations in the contract.

iii.Determination of the transaction price.

iv.Allocation of the transaction price to the performance obligations in the contract.

v.Recognition of revenue as the entity satisfies a performance obligation.

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POS SYSTEMS, INC.

Notes to Financial Statements

(2)Summary of Significant Accounting Policies, Continued

When a customer purchases services or a software subscription from the Company, ownership of the product transfers to them upon completion of the scope of services or upon payment for the software subscription. In general, the Company receives payments in advance for services to be rendered for onsite customer software support, and such services are provided over a course of weeks to satisfy the performance obligation at which point in time revenue is recorded. The Company receives payment in advance for its monthly and annual software subscription packages, and revenue is recorded upon completion of the applicable service month. Accordingly, the customer has control of the product purchased from the Company immediately upon payment for the subscription month. Revenues in excess of the completed performance obligation are deferred until such time as the Company has fulfilled its obligations to the customer.

Sales are recorded net of discounts and any taxes collected from customers and remitted to government authorities. The majority of the Company’s revenues are earned from software subscriptions with monthly, quarterly, semi-annual, and annual renewal terms. Revenues from subscriptions with a service period of more than thirty days are amortized over the term of the provided service period.

Basic and Diluted Net Loss Per Share. Basic loss per share is based on the weighted average number of common shares outstanding. Diluted loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic loss per share is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive. A total of 39,926,033 warrants were excluded during the year ended December 31, 2023.

Stock-based Compensation. The Company recognizes the fair value of stock-based compensation on a straight-line basis over the vesting period.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Leases. The Company determines if a contract contains a lease at inception and recognizes operating lease right-of-use asset and operating lease liability based on the present value of the future minimum lease payments at the commencement date of the lease. If the lease does not provide implicit rates, the incremental borrowing rate is used in determining the present value of future payments. Lease agreements that have lease and non-lease components are accounted for as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

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POS SYSTEMS, INC.

Notes to Financial Statements

(2)Summary of Significant Accounting Policies, Continued

Intangible Assets. Intangible assets consists of the Go Club software license which is being amortized on a straight-line basis over the estimated useful life of seven years. Annual amortization expense is $319,421.

Fair Value Measurements. Accounting standards provide a framework for a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

An asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs

Impairment of Long-Lived Assets. The Company evaluates if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. At December 31, 2023 no impairment was required.

Recently Issued Accounting Pronouncements Not Yet Adopted. No other new accounting pronouncements were issued or became effective in the period that had, or are expected to have, a material impact on our Financial Statements.

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POS SYSTEMS, INC.

Notes to Financial Statements

(3)Revenue and Accounts Receivable

During the years ended December 31, 2023 and 2022, the Company earned revenue from a combination of software subscriptions with 30, 90, 180 day, and annual renewal terms, from support services provided to clients implementing our custom POS software options, and from services performed for Employee Retention Tax Credit (ERTC) filings. Deferred revenue consists of advance payments from customers for onsite support services and from payments collected in advance for software subscription packages with terms of more than thirty (30) days. Revenues for the years ended December 31, 2023 and 2022, are summarized below:

	2023	2022
Membership sales	$1,673,291	$1,803,027
Training and consulting	216,874	298,249
Employee retention tax credit filing fees	559,989	435,107
Other	21,326	11,147
Total	$2,471,480	$2,547,530

Allowance for Credit Losses. The Company recognizes an expected allowance for credit losses with respect to its accounts receivable. In addition, at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. Accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible. This estimate is adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses as the Company’s customers have remained constant since the Company’s inception. The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in income or an offset to credit loss expense in the year of recovery, in accordance with the Company’s accounting policy election. The allowance for doubtful accounts is $467,835 and $180,474, respectively, as of December 31, 2023 and 2022. As of December 31, 2023 and 2022 all of the allowance for doubtful accounts related to ERTC Filing Services.

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POS SYSTEMS, INC.

Notes to Financial Statements

(4)Other Current Assets

Other current assets consist of the following at December 31, 2023 and 2022:

	2023	2022
0% revolving credit line granted to James Langley with a
Maximum available balance of $300,000 issued
November 10, 2020, maturing and due on December 31, 2024 (1)	$184,890	$139,865
Prepaid interest associated with Stripe capital loans	—	37,913
Total other current assets	$184,890	$177,778

(1) James Langley is the brother of the Company’s CEO and board member, Fred Langley.

(5)Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following at December 31, 2023 and 2022:

	2023	2022
Accounts payable	$223,743	$125,373
Accrued interest	22,357	5,350
Accrued wages and related benefits	41,840	46,510
Total	$287,940	$177,233

(6)Commitments

Lease Commitments. The Company conducts its operations from facilities occupying approximately 6,462 square feet in the Pinnacle Park Business Center located at 1125 W Pinnacle Peak Road, Suite 105, Phoenix, AZ 85027-1389, with a current lease term of five years expiring June 30, 2027.

The Company’s right-of-use assets and lease liabilities at December 31, 2023 and 2022 are as follows:

	2023	2022

Operating leases:
Right-of-use assets	$162,442	$226,208

Lease liabilities:
Lease liabilities	$162,726	$229,714

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POS SYSTEMS, INC.

Notes to Financial Statements

(6)Commitments, Continued

Future minimum annual lease payments payable under the lease agreement are as follows: Year ending December 31:

2024	$82,778
2025	85,105
2026	7,108
Total lease payment	174,991
Less: imputed interest	(12,265)
Present value of lease liabilities	162,726
Current portion of lease liabilities	74,051
Lease liabilities, long term	$88,675

The weighted average remaining lease term for the Company’s operating lease was 2.08 years as of December 31, 2023, and the discount rate for the lease was 6.75%, which is the Company’s incremental borrowing rate.

For the years ended December 31, 2023 and 2022, rent expense incurred was $77,231 and $78,126, respectively, which is included in the components of general and administrative expenses in the accompanying statements of operations.

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POS SYSTEMS, INC.

Notes to Financial Statements

(6)Notes Payable

The Company’s notes payable consists of the following at December 31, 2023 and 2022:

	2023	2022
American Express capital loan	$ 6,496	$ 13,188
Stripe capital loan	—	162,933
Promissory note, accumulated principal $1,100,000, interest rate 12%, due in June 2024 (1)	64,998	1,028,452
Promissory note, principal $229,635, monthly payment $3,025, due in June 2024 (1)	—	159,491
Promissory note, principal $83,333, interest rate 12%, due in June 2024 (1)	—	83,333
Promissory note, principal $83,333, interest rate 12%, due in June 2024 (1)	—	83,333
Promissory note, principal $83,333, interest rate 12%, due in June 2024 (1)	—	83,333
Total	71,494	1,614,063
Current portion	71,494	198,076
Notes payable, net of current portion	$ —	$ 1,415,987

(1)Promissory notes set out above with interest accruing at 12% per annum include amounts advanced from former Smile partnership members who became shareholders of the Company upon completion of the Merger.

(7)Put Option Liability and Warrant Valuation

The put option liability resulted from the conversion of promissory notes and consists of 2,166,667 units, whereby each unit is equal to one share of common stock and two warrants at a $3.00 strike price for a period of 2 years. The put option liability and warrants were valued by an independent third-party using a Black-Scholes model under the market conditions existing on May 13, 2023. The volatility of 75.9% was based on comparable company’s historical volatility. The risk-free rates of 3.90% and 3.83% are linearly interpolated US Treasury rates as of the dates of valuation. As of December 31, 2023 the fair value of the put option liability was $338,938. Volatility was 73.6%, and the risk-free interest rate was 4.28%. The grant date fair value of each warrant was $0.023.

The Company also used a Black-Scholes model to calculate the fair value of warrants issued in connection with the software license agreement discussed in Note 1.

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POS SYSTEMS, INC.

Notes to Financial Statements

(8)Shareholders Equity

The Company is authorized to issue 150,000,000 shares of common stock, $0.0001 par value.

Concurrent with the Merger as discussed in Note 1, the Company issued 4,500,000 shares of common stock to the existing members of Smile. The Company’s CEO and director, Fred Langley, received 2,295,000 shares of common stock, or 51% of the shares issued upon the Merger. Board members Peter Sclafani and Steve Brown received 1,170,000 and 195,750 shares, respectively, upon the Merger.

As of December 31, 2023, the Company sold Units of its common stock, each Unit consisting of one share and two share purchase warrants for exercise at $3.00 per share and expiring on April 13, 2026, at $0.50 per Unit, for gross proceeds of $1,660,000.

(9)Outstanding Warrants

As of December 31, 2023, the Company had 39,926,033 warrants outstanding at a $3.00 strike price for a period of 2 years expiring April 13, 2026.

(10)Income Taxes

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

2023
Statutory US Federal tax rate	21.0%
Permanent differences:
State and local income taxes, net of Federal benefit	3.5%
Other	(1.0)%
Change in valuation allowance	(23.5)%
Effective US Federal tax rate	0.0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023 are comprised of the following:

2023
Deferred tax asset attributable to:
Net operating loss carryover	315,863
Valuation allowance	(315,863)

Net deferred tax asset	—

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POS SYSTEMS, INC.

Notes to Financial Statements

(10)Income Tax, Continued

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards. Management has considered the Company’s history of cumulative net losses, estimated future taxable income, and prudent and feasible tax planning strategies, and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. Federal and State deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2023. The Company reevaluates the positive and negative evidence at each reporting period.

At December 31, 2023, the Company had approximately $1,278,202 of net operating losses (NOL) that may be available to offset future taxable income. The Company believes operations in future years will allow the remaining amount of NOL to be fully utilized in a future reporting period.

The Company has not recognized any liability for unrecognized tax benefits and does not believe there is any uncertainty with respect to its tax position. The Company’s policy with respect to unrecognized tax benefits is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending income tax examinations. Earlier years may be examined to the extent that tax credit or net operating loss carryforwards are used in future periods. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. The Company has filed all required tax returns, both state and federal, through the fiscal year ended December 31, 2023.

(11)Fair Value of Financial Instruments

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their carrying value on the balance sheets due to their short-term nature. The fair values of the Company’s  remaining financial instruments that are not reported at fair value are reported below:

At December 31

	2023		2022
	Carrying value	Fair value	Carrying value	Fair value	Level
Notes receivable	$184,890	$170,099	$139,865	$119,912	3
Notes payable	71,494	71,494	1,614,063	1,614,063	3
Put option liability	338,958	338,958	-	-	3

(continued)

(11)Fair Value of Financial Instruments, Continued

The fair value of the notes payable, other debt, bond, and notes receivable are estimated using a discounted cash flow analysis. The put option liability was valued based on the assumptions in Note 8.

(12)Subsequent Events

As of the date these financial statements were issued, the Company received gross proceeds of $1,250,500 from issuing an additional 2,501,000 shares of common stock and 5,002,000 warrants at a $3.00 strike price for a period of 2 years expiring April 13, 2026.

Additionally, the credit line to James Langley in the amount of $184,890 in Note 4 has been paid back in full.

On September 24, 2024, the Board approved a resolution to extend all outstanding warrants as of December 31, 2023 to expire uniformly on April 13, 2026.

Management has evaluated subsequent events through to the date these financial statements were issued and found no other such events requiring disclosure.